UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK

REPURCHASE SAVINGS AND SIMILAR PLANS

PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008.

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 1-13699

RAYTHEON SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

RAYTHEON COMPANY

(Name of issuer of the securities held pursuant to the plan)

870 WINTER STREET, WALTHAM, MASSACHUSETTS 02451

(Address of issuer’s principal executive offices)

Raytheon Savings and Investment Plan

Table of Contents to Financial Statements and Supplemental Schedule

December 31, 2008

Page(s)
Report of Independent Registered Public Accounting Firm	2

Financial Statements

Statements of Net Assets Available for Benefits	3

Statement of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-20

Supplemental Schedule*

Schedule H, Line 4i—Schedule of Assets (Held at End of Year)	21-49

•

Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Raytheon Savings and

Investment Plan

Financial Statements and Supplemental Schedule

To Accompany 2008 Form 5500

Annual Report of Employee Benefit Plan

Under Employee Retirement Income Security Act of 1974

December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Raytheon Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Raytheon Savings and Investment Plan (the “Plan”) at December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Boston, Massachusetts

June 25, 2009

Raytheon Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2008 and 2007

	2008	2007
Assets
Investments
At fair value (Notes 2, 3 and 4)
Investment contracts	$2,214,491,930	$1,965,473,699
Registered investment companies	4,146,615,386	6,026,013,053
Common collective trusts	534,251,963	811,426,221
Raytheon Company common stock	1,454,192,175	1,895,116,460
Other investments	268,405,275	455,510,421
Participant loans	211,953,025	208,034,801

Total investments	8,829,909,754	11,361,574,655

Interest bearing cash	44,428,995	49,353,704
Unrealized gain on open swap contracts	16,147,898	5,929,155
Restricted cash held as collateral for swap contracts	12,842,000	—

Receivables
Receivables for investments sold on a delayed delivery basis (Note 9)	406,430,816	43,220,701
Receivables for open foreign currency contracts (Note 6)	24,673,846	—
Employer contributions	4,162	36,783
Accrued investment income and other receivables	16,243,388	10,341,397

Total receivables	447,352,212	53,598,881

Total assets	9,350,680,859	11,470,456,395

Liabilities
Payables for investments purchased on a delayed delivery basis (Note 9)	442,215,680	82,833,761
Payables for open foreign currency contracts (Note 6)	24,784,646	—
Payables for securities purchased	1,929,823	2,629,280
Accrued expenses	138,545	117,419
Unrealized loss on open swap contracts	24,341,186	5,414,398
Due to brokers, segregated for open swap contracts	3,060,000	—
TBA sale commitment, at value (proceeds $64,942,906 and $41,300,066, respectively)	65,583,888	41,447,846
Other payables	4,747,630	4,126,893

Total liabilities	566,801,398	136,569,597

Net assets available for benefits at fair value	8,783,879,461	11,333,886,798

Adjustment from fair value to contract value for interest in fully benefit-responsive investment contracts	14,945,962	(23,559,372)

Net assets available for benefits	$8,798,825,423	$11,310,327,426

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2008

2008
Additions to net assets attributable to
Interest and dividends (Note 2)	$372,630,329
Contributions and deferrals
Employee deferrals	581,275,887
Employer contributions	238,004,369

819,280,256

Total additions	1,191,910,585

Deductions from net assets attributable to
Net depreciation of investments (Notes 2 and 4)	2,942,846,099
Distributions to participants	803,236,107
Administrative expenses	542,142

Total deductions	3,746,624,348

Decrease in net assets prior to plan mergers	(2,554,713,763)
Transfers in from affiliate benefit plans (Note 1)	43,211,760
Decrease in net assets available for benefits	(2,511,502,003)

Net assets, beginning of year	11,310,327,426

Net assets, end of year	$8,798,825,423

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

1.	Description of Plan

General

The following description of the Raytheon Savings and Investment Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions. The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the “Company”). Most employees are immediately eligible to enroll in the Plan on the first day of service. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short-term and long-term investment objectives. The portion of the Plan that is invested in Raytheon Company stock is an employee stock ownership plan (“ESOP”) that is intended to constitute a stock bonus plan as defined in the Internal Revenue Service code of 1986 (the “Code”) and that includes a cash or deferred arrangement. The remaining portion of the Plan is a profit-sharing plan that includes a cash or deferred arrangement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan’s investments are principally held in the Raytheon Savings and Investment Plan Trust (the “Trust”).

In 2005, the Plan Sponsor acquired UTD, Incorporated. On April 15, 2008, the net assets of the UTD, Incorporated 401(k) Profit Sharing Plan, amounting to $12,407,974, were merged into the Plan and those participants began participating in the plan on the same date.

In 2004, the Plan Sponsor acquired Photon Research Associates, Incorporated. On October 1, 2008, the net assets of the Photon Research Associates, Incorporated 401(k) Plan, amounting to $30,803,786, were merged into the Plan and those participants began participating in the plan on the same date.

Contributions and Deferrals

Eligible employees may contribute to the Plan up to 50% of their compensation, as defined in the Plan document. The Code limits the compensation the Plan may take into account to $230,000 for the 2008 plan year. Employee contributions, including rollovers, are invested based on participant elections. For 2008, the annual employee pre-tax elective deferral contributions for a participant cannot exceed $15,500, except for catch-up contributions. Participants also may make after-tax contributions, but total employee (pre-tax and after-tax) contributions and employer contributions may not exceed $46,000 for the 2008 plan year, except for catch-up contributions. A participant who is eligible to make elective pre-tax contributions and is at least age 50 by the end of 2008 may make pre-tax catch-up contributions up to $5,000.

For most employees, the Company matches 100% of the first 4% of compensation that a participant contributes to the Plan each pay period. For most participants, matching Company contributions are made in cash and are invested based on the investment allocation elected by each participant.

Effective January 1, 2007, eligible employees hired or rehired on or after January 1, 2007 participate in the Retirement Income Savings Program (“RISP”) (subject to any applicable collective bargaining agreements), in addition to having the right to participate in the other features of the Plan. Under RISP, the Company contributes a percentage of each RISP-eligible participant’s compensation to the participant’s RISP account in the Plan. The percentage contribution varies according to a schedule based on the participant’s age at the most recent date of hire and years of service since the most recent date of hire.

Before January 1, 2005, the Company also made an ESOP contribution equal to one-half of 1% of the participant’s compensation up to the applicable IRS limitation. The Company ceased to make that contribution for most participants effective December 31, 2004.

Participants may invest contributions in increments of 1% in any combination of investment options available, subject to percentage limitations applicable to some funds. The investment options range from investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying investments include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock (including stock of Raytheon Company), bonds and other investments.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Participants are not permitted to make a direct exchange from the Fixed Income Fund to any money market fund (a “competing fund”). All money being exchanged out of the Fixed Income Fund must first be exchanged to a non-competing fund for at least 90 days before being exchanged into a money market fund.

Vesting

With the exception of RISP participants and certain union groups, all employee and most employer contributions including ESOP contributions and earnings (losses) thereon are immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999. Most RISP participants who did not perform an hour of service before January 1, 2007, become 100% vested in the employer RISP contributions after three years of service. Forfeitures of the non-vested portions of terminated participants’ accounts are available to reduce Company contributions. At December 31, 2008 and 2007, unallocated Plan forfeitures were $1,118,463 and $1,484,727, respectively. During 2008, the total amount of forfeitures created was $579,298. The Company used a portion of the excess forfeitures available to offset $1,000,000 of Company contributions during the year.

Distributions to Participants

A participant may make certain in-service withdrawals, including all or a portion of participant after-tax contributions and related earnings at any time and all or a portion of participant pre-tax contributions, employer contributions and related earnings upon attainment of age 59 1/2. For reasons of financial hardship, a participant may withdraw all or a portion of participant pre-tax contributions and related earnings subject to a reduction in the maximum participant pre-tax contribution rate for the next six months. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $1,000, and the participant elects to defer distribution. Otherwise, a terminated participant may defer the distribution until April 1 of the year following the year in which the participant reaches age 70 1/2.

Participants who have investments in the Raytheon Stock Fund may elect to reinvest dividends within the Plan or receive dividends in cash. Any dividends received in cash by participants will be subject to taxes in the year of receipt. In 2008, the Company’s Board of Directors declared dividends of $1.12 per share. Of the $33,137,976 in dividends paid to the Plan, approximately $1,213,176 was received in cash by participants who elected the cash payment option.

Loans to Participants

A participant may borrow a portion of the balance in the participant’s account, other than the RISP account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant’s account balance or $50,000, minus the participant’s highest outstanding loan balance over the previous 12 months. The minimum loan is $500. Loans are secured by the balance in the participant’s account and bear interest equal to the prime rate published in The Wall Street Journal on the first business day of the calendar quarter in which the loan is made. Loans must be repaid over a period of up to five years by means of payroll deductions, except that if the loan is used to acquire a dwelling which is to be used as a principal residence of the participant, the repayment period may extend to up to 15 years. Loan payments and interest payments are credited to the borrower’s account in the investment fund or funds according to the participant’s current investment election. Loans are valued at the principal outstanding plus accrued interest. As of December 31, 2008 and 2007, the interest rates on the outstanding loans ranged from 4.00% to 10.00% and 4.00% to 10.25%, respectively.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

Administrative Expenses

Substantially all expenses of administering the Plan, such as legal and other administration fees, are charged to participant accounts. Administrative expenses not paid by the Plan are paid by the Company.

2.	Summary of Significant Accounting Policies

The accompanying financial statements are prepared on the accrual basis of accounting.

Plan investments are stated at fair value including the Plan’s benefit-responsive investment contracts.

Investments in registered investment companies and common collective trusts are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Investments in fixed income securities (U.S. government, domestic and foreign bonds) are valued by a pricing service which determines valuations for normal institutional-size trading units of such securities using methods based upon market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the trustee of the Trust. Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Cash equivalents are generally short-term money market instruments and are valued at cost, which approximates fair value. Investments denominated in foreign currencies are translated into U.S. dollars at the prevailing rates of exchange on each valuation date. Participant loans are valued at amortized cost, which approximates fair value. Swap contracts are valued at fair value as determined by independent third parties on behalf of investment managers using their propriety models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.

As described in Financial Accounting Standards Board Staff Position (the “FASB”), FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through the Raytheon Fixed Income Fund (the “Fund”), a stable value fund specifically managed for the Plan. As required by the FSP, the statements of net assets available for benefits presents the fair value of the fully benefit responsive investment contracts in the Fund and the adjustment from fair value to contract value relating to the investment contracts. The statement of changes in net assets available for benefits is prepared on a contract value basis.

A Synthetic Guaranteed Investment Contract (“GIC”) represents individual assets, usually a portfolio of high quality fixed income securities placed in a trust, with ownership by the Plan. Individual assets of the synthetic investment contract are valued at fair value. The Plan purchases a third party issued benefit-responsive wrapper contract that guarantees that participant transactions are executed at contract value. The fair value of the wrap contract for the GIC is determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, discount rate and the duration of the underlying portfolio.

Security transactions are recorded on the trade date. Payables and receivables for outstanding purchases and sales represent trades which have occurred but have not yet settled and are recorded on the statements of net assets available for benefits.

Counterparty credit risk is the risk that a counterparty to a financial instrument will fail on a commitment that it has entered into with the Plan. The Plan minimizes concentrations of counterparty credit risk by undertaking transactions with multiple counterparties. The Plan’s Investment Manager has a credit policy in place and the exposure to counterparty credit risk, as well as the creditworthiness of these counterparties, is monitored on an ongoing basis.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, excluding fully benefit-responsive investment contracts, which consists of the realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis. Distributions are recorded when paid.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from the estimates included in the financial statements.

The Plan provides for various investment options in any combination of stocks, mutual funds, common collective trusts, investment contracts and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. The Plan invests in certain common and collective trusts that participate in securities lending programs. In addition, the Raytheon Company Combined DB/DC Master Trust participates in a securities lending program. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits. Other investments consist of the Plan’s interest in the Raytheon Company Combined DB/DC Master Trust, which primarily consists of domestic and international equities. Please refer to the Raytheon Company Defined Benefit Plan financials for further details.

The Plan invests in certain securities collateralized by residential and commercial mortgages, credit card receivables and other assets that may be affected by, among other things, changes in: interest rates, the quality of the underlying assets or the market’s assessment thereof, factors concerning interests in and structure of the issuer or the originator of the receivables, or the creditworthiness of the entities that provide credit enhancements. Certain securities have experienced significant decreases in liquidity as well as declines in the market value of certain categories of collateral underlying the securities.

Certain reclassifications have been made to the presentation of prior year financial statements to conform to the current year presentation.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (“SFAS No. 161”) Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 133”), which expands the disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 will not have an impact on the Plan’s financial results.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, (“FSP SFAS No. 157-4”). FSP SFAS No. 157-4 amends FASB Statement No. 157, Fair Value Measurements (“SFAS No. 157”) and provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. FSP SFAS No. 157-4 is effective for fiscal years ending after June 15, 2009. The adoption of this accounting pronouncement is not expected to have a material impact on the Plan’s financial results.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

3.	Fair Value Measurements

In 2008, the Plan adopted SFAS No. 157. The adoption of SFAS No. 157 did not have a material impact on the statements of net assets available for benefits or changes in net assets available for benefits.

SFAS No. 157 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. SFAS No. 157 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by SFAS No. 157.

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or have been corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Unobservable inputs supported by little or no market activity that are significant to the fair value of the assets or liabilities. Level 3 assets primarily consist of participant loans. The new issuance and repayment of loans is shown in the purchases, issuances, settlements line in the Level 3 Gains and Losses table below.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	Fair Value of Investment Assets as of 12/31/2008
	Level 1	Level 2	Level 3	Total
Investment contracts
Fixed income	$720,965,406	$1,166,281,563	$4,271,552	$1,891,518,521
Wrap contracts	—	—	2,746,642	2,746,642
Registered investment companies	155,491,352	—	—	155,491,352
Common collective trusts	—	164,735,415	—	164,735,415

Total investment contracts	876,456,758	1,331,016,978	7,018,194	2,214,491,930

Registered investment companies	4,146,615,386	—	—	4,146,615,386
Common collective trusts	—	534,251,963	—	534,251,963
Raytheon Company common stock	1,454,192,175	—	—	1,454,192,175
Other investments	255,009,882	17,474,948	709,083	273,193,913
Participant loans	—	—	211,953,025	211,953,025
Interest bearing cash	44,428,995	—	—	44,428,995
Receivable for open foreign currency contracts	—	24,673,846	—	24,673,846
Open swap contracts	—	16,147,898	—	16,147,898

Total Investments	$6,776,703,196	$1,923,565,633	$219,680,302	$8,919,949,131

Although the Plan is tax exempt, certain of the Plan’s investments are not and may be subject to income tax. We have reduced the estimated value of those investments based upon the expected fair value of the estimated future tax payments. This reduction was not significant to any individual investment. Because the determination and calculation of this potential tax is a complex process, actual future payments may vary from these estimates.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

	Fair Value of Investment Liabilities as of 12/31/2008
	Level 1	Level 2	Level 3	Total
Other investments	$2,343,937	$2,444,701	$—	$4,788,638
Payable for open foreign currency contracts	—	24,784,646	—	24,784,646
Open swap contracts	—	24,341,186	—	24,341,186
TBA sale commitment	—	65,583,888	—	65,583,888

Total Investments	$2,343,937	$117,154,421	$—	$119,498,358

Level 3 Gains and Losses

The table below summarizes changes in the fair value of the Plan’s level 3 investment assets for the year ended December 31, 2008.

	Level 3 Investment Assets - 12/31/2008
	Fixed Income	Other Investments	Participant Loans	Wrap Contracts	Total
Balance, beginning of year	$10,466,675	$7,956,642	$208,034,081	$142,194	$226,599,592
Realized gains (losses)	(4,452,899)	(101,480)	—	—	(4,554,379)
Unrealized gains (losses)	(7,331,439)	(2,387,707)	—	2,604,448	(7,114,698)
Purchases, issuances, settlements	1,370,239	(4,744,500)	3,918,944	—	544,683
Transfers in (out) of level 3	4,218,976	(13,872)	—	—	4,205,104

Balance, end of year	$4,271,552	$709,083	$211,953,025	$2,746,642	$219,680,302

4.	Investments

The following presents investment funds that represent 5% or more of the Plan’s net assets:

	2008	2007
Raytheon Stock Fund	$1,467,065,441	$1,912,531,979
Fidelity Institutional Money Market Fund	895,907,871	587,021,227
Northern Trust S&P 500 Index Fund	473,567,335	751,034,489
Fidelity Equity Income Fund	452,752,857	867,019,875
Fidelity Balanced Fund	N/A	621,828,737
* Presented at contract value

During the year ended December 31, 2008 the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

Registered investment companies	$(2,174,521,928)
Common collective trusts	(292,032,473)
Raytheon Company common stock	(284,972,880)
Common stock and other investments	(191,318,818)

$(2,942,846,099)

5.	Investment Contracts

The Plan invests in benefit-responsive Synthetic GICs with financial institutions. Income from Synthetic GICs is reported net of administrative expenses. The GIC issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed by the Plan. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value with limited restrictions related to the transfer of funds

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

into a competing investment option. The Plan considers such factors as the benefit responsiveness of the investment contracts, the ability of the parties to the contracts to perform in accordance with the terms of the contracts and the likelihood of default by an issuer of an investment security in evaluating the GICs.

Synthetic GICs represent individual assets, usually a portfolio of high quality fixed income securities placed in a trust, with ownership by the Plan. The Plan purchases a third party issued benefit-responsive wrapper contract that guarantees that participant transactions are executed at contract value. Individual assets of the Synthetic GICs are valued based on the policy in Note 2.

•

Wrap contracts accrue interest using a formula called the “crediting rate.” Wrap contracts use the crediting rate formula to convert market value changes in the covered assets into income distributions in order to minimize the difference between the market and contract value of the covered assets over time. Using the crediting rate formula, an estimated future market value is calculated by compounding the Fund’s current market value at the Fund’s current yield to maturity for a period equal to the Fund’s duration. The crediting rate is the discount rate that equates estimated future market value with the Fund’s current contract value. The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by the differential between the contract value and the market value of the covered investments. The difference is amortized over the duration of the investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract “contract to market” difference is heightened or lessened. Crediting rates are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below 0%. Events disqualifying an underlying investment from being wrapped include but are not limited to bankruptcy of the security issuer or the default or restricted liquidity of the security issuer.

•

If the Fund experiences significant redemptions when the market value is below the contract value, the Fund’s yield may be reduced significantly, to a level that is not competitive with other investment options. This may result in additional redemptions, which would tend to lower the crediting rate further. If redemptions continued, the Fund’s yield could be reduced to zero. If redemptions continued thereafter, the Fund might have insufficient assets to meet redemption requests, at which point the Fund would require payments from the wrap issuers to pay further shareholder redemptions.

•

The crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants. The precise impact on the Fund depends on whether the market value of the covered assets is higher or lower than the contract value of those assets. If the market value of the covered assets is higher than their contract value, the crediting rate will ordinarily be higher than the yield of the covered assets. Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.

•

The Fund and the wrap contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value. Participant-initiated transactions are those transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing investment options within the Plan). However, the wrap contracts limit the ability of the Fund to transact at contract value upon the occurrence of certain events. At this time, management believes the occurrence of any of these events is not probable. These events include:

1.	The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Code.

2.	The establishment of a defined contribution plan that competes with the Plan for employee contributions.

3.	Any substantive modification of the Plan or the administration of the Plan that is not consented to by the wrap issuer.

4.	Complete or partial termination of the Plan.

5.	Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cashflow.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

6.	Merger or consolidation of the Plan with another plan; the transfer of Plan assets to another plan; or the sale, spin-off, or merger of a subsidiary or division of the Plan Sponsor.

7.	Any communication given to participants by the Plan Sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

8.	Exclusion of a group of previously eligible employees from eligibility in the Plan.

9.	Any early retirement program, group termination, group layoff, facility closing, or similar program.

10.	Any transfer of assets from the Fund directly to a competing option.

11.	Bankruptcy of the Plan Sponsor or other Plan Sponsor events which cause a significant withdrawal from the Plan.

•

A wrap issuer may terminate a wrap contract at any time. In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, Fidelity Management Trust Company (“FMTC”), the Trustee, may elect to keep the wrap contract in place until such time as the market value of the Fund’s covered assets is equal to their contract value. A wrap issuer may also terminate a wrap contract if FMTC’s investment management authority over the Fund is limited or terminated as well as if all of the terms of the wrap contract fail to be met. In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, the terminating wrap provider would not be required to make a payment to the Fund.

•

Synthetic investment contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not cured, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long term credit rating below a threshold set forth in the contract; is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, withdrawing plans may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value. The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance that the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default. If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a Synthetic GIC terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e. replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

•

The fund maintains investment contracts issued by insurance companies, banks, and other financial institutions. The issuing institutions’ ability to meet their contractual obligations under the respective contracts may be affected by future economic and regulatory developments in the insurance and banking industries.

•

The issuer may elect to terminate the contract for no reason by giving certain notice to the Trustee. If, at any time, prior to dates agreed to in each contract for the receipt of such notice, the Trustee objects to such election, the Trustee shall be deemed to have made an immunization election and the immunization

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

provisions of the contract apply. The immunization provision results in the wrapped portion of the Plan being managed according to more conservative immunization investment guidelines provided for in the contract and the contract can terminate in segments over a period of time. In the event a wrap issuer sought to terminate its contract or immunize its portion of the portfolio, the fund can seek to replace that contract issuer with another financial institution.

•

Plans investing in wrap contracts and fixed income securities are subject to a number of risks, including credit risk of underlying investments, risk associated with prepayment of collateralized mortgage obligations, risk that third parties will not perform under the wrap contracts, risk associated with interest rate fluctuations, and risk of losses caused by liquidation of contracts or investments to meet withdrawal demands.

The crediting interest rates are adjusted quarterly to reflect the experience and anticipated yields to be earned on such investments, based on their book value. The average yield and crediting interest rates were as follows:

	Average Yield	Crediting Interest Rate
December 31, 2008
JP Morgan Chase (ARAYTHEON-2-07)	4.57%	3.89%
State Street Bank and Trust (107046)	4.58%	3.90%
AIG Financial Products Corp (969481)	4.57%	3.89%
RaboBank (RTN040701)	4.56%	3.89%

December 31, 2007
JP Morgan Chase (ARAYTHEON-2-07)	4.87%	5.05%
State Street Bank and Trust (107046)	4.87%	5.06%
AIG Financial Products Corp (969481)	4.87%	5.05%
RaboBank (RTN040701)	4.87%	5.05%

6.	Forward Foreign Currency Exchange Contracts

A forward foreign currency exchange contract (“forward currency contract”) is a commitment to purchase or sell a foreign currency at a future settlement date and at a negotiated rate.

Forward currency contracts are utilized to hedge a portion of the currency exposure that results from the Plan’s holdings of fixed income securities denominated in foreign currencies. Forward currency contracts are marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between the contract value and market value is recorded as unrealized appreciation (depreciation) in net assets.

Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

The table below summarizes the unrealized appreciation and depreciation of the forward foreign currency contracts.

Currency Sold	Settlement Date	Aggregate Face Value	Market Value	Unrealized Appreciation (Depreciation)
Australian Dollar	1/22/2009	$(1,509,025)	$(1,621,270)	$(112,245)
Australian Dollar	1/15/2009 - 1/29/2009	1,414,295	1,520,364	106,069
Canadian Dollar	1/14/2009	(3,407,160)	(3,352,687)	54,473
Canadian Dollar	1/14/2009	3,314,973	3,352,687	37,714
Euro Currency Unit	1/13/2009	(4,464,106)	(4,692,147)	(228,041)
Euro Currency Unit	1/13/2009	1,820,637	1,821,559	922
British Pound Sterling	1/13/2009	(4,072,420)	(3,902,309)	170,111
British Pound Sterling	1/13/2009	4,020,328	3,902,309	(118,019)
Japanese Yen	1/8/2009	646,000	624,216	(21,784)
U.S. Dollar	1/8/2009 - 1/29/2009	(11,216,233)	(11,216,233)	—
U.S. Dollar	1/13/2009 - 1/22/2009	13,452,711	13,452,711	—

				$(110,800)

7.	Future Contracts

A future contract is a contractual agreement to make or take delivery of a standardized quantity of a specified grade or type of commodity or financial instrument at a specified future date in accordance with terms specified by a regulated future exchange. The Plan had no outstanding future contracts at December 31, 2008.

As described in Note 5, the Synthetic GICs represent individual assets placed in a trust, with ownership by the Plan. As of December 31, 2008 and 2007, the Synthetic GICs contained future contracts. The Plan uses fixed income future contracts to manage exposure to the market. Buying future contracts tends to increase the Plan’s exposure to the underlying instrument. Selling futures tends to decrease the Plan’s exposure to the underlying instrument held, or hedge the fair value of other fund investments.

Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a future contract, the Plan is required to deposit either in cash or securities an amount equal to a certain percentage of the nominal value of the contract (“initial margin”) with the broker. The Plan does not employ leverage in its use of futures, thus cash balances are maintained at a level at least equal to the contract value of the futures. Pursuant to the future contract, the Plan agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the future contract. Such receipts or payments are known as “variation margin” which are settled daily and are included in the realized gains (losses) on future contracts. In addition, the Plan pledges collateral, generally U.S. government bonds, for open fixed income future positions.

Future contracts involve, to varying degrees, credit and market risks. The Plan enters into future contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the future contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instrument or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a future contract and the underlying index or security.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

The Plan had no outstanding future contracts at December 31, 2008. A summary of the open fixed income future contracts at December 31, 2007 is presented below:

	Long Contracts		Short Contracts
	2007		2007
	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value
10 Yr SWAP Note Future Exp Mar 2008	—	$—	80	$8,837,500
3 Month Euro Euribor Future Exp Mar 2008	20	6,966,446	—	—
3 Month Euro Euribor Future Exp Jun 2009	9	3,152,436	—	—
3 Month Euro Euribor Future Exp Mar 2009	13	4,551,855	—	—
3 Month Euro Euribor Future Exp Sep 2009	13	4,553,518	—	—
30-day Fed Fund Future Exp Jan 2008	—	—	186	74,281,942
30-day Fed Fund Future Exp Feb 2008	—	—	5	1,999,743
30-day Fed Fund Future Exp Mar 2008	5	2,001,514	—	—
5 Yr SWAP Note Future Exp Mar 2008	—	—	39	4,215,656
90-day Eurodollar Future Exp Dec 2008	398	96,146,850	—	—
90-day Eurodollar Future Exp Dec 2009	44	10,579,800	—	—
90-day Eurodollar Future Exp Jun 2008	506	121,762,575	—	—
90-day Eurodollar Future Exp Jun 2009	244	58,871,100	334	80,585,850
90-day Eurodollar Future Exp Mar 2008	112	26,814,200	—	—
90-day Eurodollar Future Exp Mar 2009	244	58,944,300	10	2,415,750
90-day Eurodollar Future Exp Sep 2008	1,120	270,228,000	—	—
90-day Eurodollar Future Exp Sep 2009	244	58,773,500	171	41,189,625
BOBL Eurodollar Future Exp Mar 2008	22	3,465,608	115	18,148,573
Euro-Bond Future Exp Mar 2008	38	6,272,764	—	—
Euro-Schatz Future Exp Mar 2008	280	42,310,850	—	—
US 10 Yr Treasury Note Future Exp Mar 2008	1,695	192,197,110	—	—
US 2 Yr Treasury Note Future Exp Mar 2008	—	—	113	23,758,250
US 20 Yr Treasury Note Future Exp Mar 2008	—	—	181	21,063,875
US 5 Yr Treasury Note Future Exp Mar 2008	—	—	170	18,747,812
US Treasury BD Future Exp Mar 2008	—	—	275	32,003,126

	5,007	$967,592,426	1,679	$327,247,702

8.	Swaps and Swaptions

The Plan may invest in interest rate swap contracts and swaptions. A swaption is an option to enter into a swap contract at an exercise price. As described in Note 5, the Synthetic GICs represent individual assets placed in a trust, with ownership by the Plan. As of December 31, 2008 and 2007, the Synthetic GICs contained swap contracts and swaptions. The Plan uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash, at which time both the value of the index or security and the specified interest rate are reset for the next settlement period. During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Changes in the value of the swap contract are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses. Swaption contracts are marked-to-market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant market rate of interest.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

The Plan may also invest in credit default swaps. Credit default swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to provide a level of credit protection for a commitment to receive interest at a fixed rate based on the potential risk of default of the relevant underlying issuer. Providing credit protection to a counterparty tends to increase a Plan’s exposure to the underlying instrument. Receiving credit protection from a counterparty tends to decrease a Plan’s exposure to the underlying instrument held by a Plan, or hedge the fair value of other Plan investments. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash. During the period that the credit default swap contract is open, the contract is marked-to-market in accordance with the terms of the contract based on the current interest rate spreads and credit risk of the referenced obligation of the underlying issuer and interest accrual through valuation date. Changes in the value of the credit default swap are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses.

Entering into a swap contract involves, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts reported in the statement of net assets available for benefits. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Plan enters into swap contracts with counterparties. The Plan bears the market risk arising from any change in index or security values or interest rates.

At December 31, 2008, the Plan had the following swap contracts outstanding:

Interest Rate Swaps
Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Currency	Notional Amount	Unrealized Gain/(Loss)
Barclays	Plan	1.50%	Counterparty	6-Month JPY LIBOR	Semi-annual	12/17/2008	6/17/2013	JPY	¥2,700,000,000	$(818,103)
Royal Bank of Scotland	Counterparty	4.00%	Plan	3-Month LIBOR	Semi-annual	6/17/2009	6/17/2011	USD	$163,500,000	7,416,851
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2038		7,100,000	(3,235,336)
Merrill Lynch	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2023		5,400,000	(1,474,287)
Barclays	Counterparty	4.00%	Plan	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2013		3,300,000	292,545
Royal Bank of Scotland	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2023		13,400,000	(3,658,417)
Royal Bank of Scotland	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2038		20,500,000	(9,341,462)
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2023		4,600,000	(1,255,874)
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2018		18,900,000	(4,089,615)

Subtotal										$(16,163,698)

Swaptions
Goldman Sachs	Counterparty	5.10%	Plan	3-Month LIBOR	Semi-annual	3/18/2009	3/18/2014	USD	$8,800,000	$(223)

Subtotal										$(223)

Total										$(16,163,921)

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

Credit Default Swaps
Counterparty	Fund Receives/ Provides Credit Protection	In Exchange for Premium Payments of (per annum)	Issuer	Premium Payment Frequency	Effective Date	Maturity Date	Notional Currency	Notional Amount	Unrealized Gain/(Loss)
Bank of America	Receive	0.35%	GLAXOSMITHKLINE CAP	Quarterly	5/8/2008	6/20/2013	EUR	€5,000,000	$175,165
Deutsche Bank	Receive	0.64%	KONINKLIJKE DSM NV SNR	Quarterly	9/12/2008	12/20/2013		500,000	23,579
J.P. Morgan	Receive	0.90%	COMMERZBANK AG SNR	Quarterly	9/12/2008	12/20/2013		1,500,000	(3,100)
J.P. Morgan	Receive	0.89%	DEUTSCHE BANK AG SNR	Quarterly	9/12/2008	12/20/2013		1,500,000	37,156
BNP Paribas	Receive	0.90%	COMMERZBANK AG SNR	Quarterly	9/12/2008	12/20/2013		1,100,000	(2,274)
J.P. Morgan	Receive	0.64%	KONINKLIJKE DSM SNR	Quarterly	9/12/2008	12/20/2013		1,500,000	70,737
UBS	Receive	0.71%	TELENOR ASA SNR	Quarterly	9/12/2008	12/20/2013		1,500,000	87,532
BNP Paribas	Receive	0.92%	MONTE SNR BP	Quarterly	9/12/2008	12/20/2013		1,100,000	2,764
BNP Paribas	Receive	0.89%	DEUTSCHE BANK AG SNR	Quarterly	9/12/2008	12/20/2013		1,100,000	27,248
J.P. Morgan	Receive	0.76%	SOLVAY SA SNR	Quarterly	9/12/2008	12/20/2013		1,500,000	70,112
Deutsche Bank	Receive	0.76%	SOLVAY SA SNR	Quarterly	9/12/2008	12/20/2013		500,000	23,371
Goldman Sachs	Receive	1.14%	VOLVO TREASURY AB	Quarterly	9/12/2008	12/20/2013		1,100,000	260,932
Barclays	Receive	1.14%	VOLVO TREASURY AB	Quarterly	9/12/2008	12/20/2013		500,000	118,605
Barclays	Receive	0.57%	PHG SNR	Quarterly	9/12/2008	12/20/2013		200,000	12,206
J.P. Morgan	Receive	0.59%	PHG SNR	Quarterly	9/12/2008	12/20/2013		1,500,000	89,752
Barclays	Receive	0.95%	MONTE SNR	Quarterly	9/12/2008	12/20/2013		500,000	334
J.P. Morgan	Receive	1.62%	INTL LEASE FINANCE	Quarterly	4/5/2008	6/20/2012	USD	$5,000,000	991,059
Bank of America	Receive	0.59%	CVS CAREMARK	Quarterly	4/8/2008	9/20/2016		4,500,000	152,562
Bank of America	Receive	0.99%	MARSH AND MCLENNAN	Quarterly	4/10/2008	9/20/2015		5,000,000	(61,383)
Bank of America	Receive	1.18%	SPECTRA ENERGY CAPITAL	Quarterly	4/11/2008	6/20/2018		5,000,000	258,841
Bank of America	Receive	1.38%	INTUIT INC	Quarterly	4/11/2008	3/20/2017		5,000,000	522,477
Citibank	Receive	0.82%	NABORS INDUSTRIES	Quarterly	4/15/2008	3/20/2018		5,000,000	1,130,184
Citibank	Receive	1.26%	EXELON GENERATION	Quarterly	4/15/2008	6/20/2015		5,000,000	844,548
Barclays	Receive	1.14%	AUTOZONE	Quarterly	4/16/2008	12/20/2015		4,000,000	67,109
Royal Bank of Scotland	Receive	0.85%	AUTOZONE	Quarterly	4/19/2008	6/20/2013		700,000	18,372
J.P. Morgan	Receive	1.10%	GOLDMAN SACHS INC	Quarterly	4/8/2008	6/20/2016		4,000,000	368,953
J.P. Morgan	Receive	1.15%	VIACOM	Quarterly	4/8/2008	6/20/2016		4,000,000	549,433
Credit Suisse	Receive	1.15%	GOLDMAN SACHS INC	Quarterly	6/13/2008	6/20/2018		4,400,000	439,122
Bank of America	Receive	1.74%	MORGAN STANLEY	Quarterly	6/13/2008	6/20/2015		9,500,000	957,476
Credit Suisse	Receive	1.15%	GOLDMAN SACHS INC	Quarterly	6/13/2008	9/20/2017		5,400,000	518,562
Citibank	Receive	1.85%	MERRILL LYNCH	Quarterly	6/13/2008	6/20/2018		7,700,000	(295,477)
J.P. Morgan	Receive	0.79%	MCKESSON	Quarterly	4/11/2008	3/20/2017		5,000,000	(40,720)
Bank of America	Receive	1.16%	COMPUTER SCIENCES CO	Quarterly	4/11/2008	3/20/2018		5,000,000	(64,915)
J.P. Morgan	Receive	0.74%	AT&T INC	Quarterly	5/9/2008	6/20/2018		5,000,000	256,894
BNP Paribas	Receive	0.79%	DEUTSCHE BANK AG	Quarterly	8/2/2008	9/20/2013		300,000	6,612
Barclays	Receive	0.79%	DEUTSCHE BANK AG	Quarterly	8/5/2008	9/20/2013		1,800,000	39,670
Barclays	Receive	0.77%	DEUTSCHE BANK	Quarterly	8/6/2008	9/20/2013		1,100,000	25,208
Royal Bank of Scotland	Receive	0.89%	DOW CHEMICAL CO SNR	Quarterly	9/12/2008	9/20/2013		1,100,000	124,903
Deutsche Bank	Receive	0.90%	DOW CHEMICAL COMPANY	Quarterly	9/12/2008	9/20/2013		1,100,000	124,680
Citibank	Receive	0.69%	COMMERZBANK AG	Quarterly	8/8/2008	9/20/2013		5,500,000	42,344

Subtotal									$7,970,633

Total									$7,970,633

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

At December 31, 2007, the Plan had the following swap contracts outstanding:

Interest Rate Swaps
Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/(Loss)
Merrill Lynch	Counterparty	4.00%	Plan	3-Month LIBOR	Semi-annual	6/17/2009	6/17/2011	$36,300,000	$(5,764)
Barclays	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	51,100,000	346,173
Citibank	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2028	300,000	(7,538)
Deutsche Bank	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2038	10,500,000	(294,051)
JP Morgan Chase	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	3,900,000	(64,569)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	21,700,000	(300,463)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2038	3,900,000	(112,456)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2038	100,000	(2,827)
Bank of Scotland	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	3,700,000	(5,599)
Bank of America	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	46,100,000	(24,700)
Goldman Sachs	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	1,800,000	(4,024)
Morgan Stanley	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	8,900,000	(9,397)
Morgan Stanley	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	57,000,000	(1,242,159)
Barclays	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	60,400,000	61,575
Deutsche Bank	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2009	53,900,000	90,482
Deutsche Bank	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	54,100,000	140,844
JP Morgan Chase	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2008	5,200,000	1,289
Merrill Lynch	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	19,800,000	(12,302)
Morgan Stanley	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	61,500,000	585,315
Bank of Scotland	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	37,300,000	410,976
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	1,900,000	3,676
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	23,400,000	72,830
Merrill Lynch	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2015	900,000	5,044
Bank of Scotland	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2009	1,100,000	(433)
UBS AG	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2009	107,400,000	(52,970)
Citibank	Counterparty	4.55%	Plan	3-Month LIBOR	Semi-annual	10/3/2005	10/3/2010	1,600,000	28,260
Deutsche Bank	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	11/7/2005	11/7/2010	1,800,000	52,950
Bank of America	Counterparty	5.63%	Plan	3-Month LIBOR	Semi-annual	7/12/2006	7/12/2009	4,100,000	105,976
Deutsche Bank	Counterparty	5.64%	Plan	3-Month LIBOR	Semi-annual	7/14/2006	7/14/2010	4,100,000	176,090
Deutsche Bank	Counterparty	5.16%	Plan	3-Month LIBOR	Semi-annual	9/12/2006	9/12/2009	3,600,000	75,449
Deutsche Bank	Counterparty	5.23%	Plan	3-Month LIBOR	Semi-annual	10/16/2006	10/16/2011	5,000,000	211,476
Barclays	Counterparty	5.03%	Plan	3-Month LIBOR	Semi-annual	11/21/2006	11/21/2011	1,200,000	42,337
Bank of America	Counterparty	4.95%	Plan	3-Month LIBOR	Semi-annual	12/12/2006	12/12/2011	7,600,000	242,032
Deutsche Bank	Counterparty	5.41%	Plan	3-Month LIBOR	Semi-annual	4/30/2007	4/30/2027	900,000	49,702
Citibank	Counterparty	5.27%	Plan	3-Month LIBOR	Semi-annual	8/6/2007	8/6/2012	13,200,000	627,440
Barclays	Counterparty	5.32%	Plan	3-Month LIBOR	Semi-annual	8/28/2007	8/28/2017	8,000,000	417,164
Deutsche Bank	Counterparty	4.86%	Plan	3-Month LIBOR	Semi-annual	10/19/2007	10/19/2012	6,200,000	184,219
Deutsche Bank	Counterparty	4.03%	Plan	3-Month LIBOR	Semi-annual	12/11/2007	12/11/2009	9,900,000	32,214
Barclays	Counterparty	4.05%	Plan	3-Month LIBOR	Semi-annual	12/11/2007	12/11/2009	3,400,000	12,071
Lehman Brothers	Counterparty	4.10%	Plan	3-Month LIBOR	Semi-annual	12/12/2007	12/12/2009	7,700,000	36,717
Deutsche Bank	Counterparty	6.65%	Plan	3-Month LIBOR	Semi-annual	12/23/2007	12/23/2015	1,450,000	(78,481)
Deutsche Bank	Counterparty	4.49%	Plan	3-Month LIBOR	Semi-annual	8/29/2007	8/29/2010	37,100,000	(28,689)
Deutsche Bank	Plan	5.07%	Counterparty	3-Month LIBOR	Semi-annual	4/30/2007	4/30/2009	7,000,000	(101,315)
Citibank	Plan	5.64%	Counterparty	3-Month LIBOR	Semi-annual	7/5/2007	7/5/2017	4,300,000	(334,132)
Deutsche Bank	Plan	5.78%	Counterparty	3-Month LIBOR	Semi-annual	7/9/2007	7/9/2017	8,100,000	(712,235)
Deutsche Bank	Plan	4.98%	Counterparty	3-Month LIBOR	Semi-annual	8/28/2007	8/29/2010	5,570,000	(152,841)
Citibank	Plan	5.31%	Counterparty	3-Month LIBOR	Semi-annual	10/15/2007	10/16/2017	17,500,000	(893,736)

Subtotal									$(428,380)

Total Return Swaps
Bank of America	Counterparty/Plan	—	Counterparty/Plan	Index	Monthly	8/1/2007	1/31/2008	$2,395,000	$37,709
Citibank	Counterparty/Plan	—	Counterparty/Plan	Index	Monthly	8/3/2007	1/31/2008	2,890,000	57,434
Deutsche Bank	Counterparty/Plan	—	Counterparty/Plan	Index	Monthly	8/6/2007	1/31/2008	2,905,000	57,733

Subtotal									$152,876

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

Swaptions
Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/(Loss)
Deutsche Bank	Plan	5.78%	Counterparty	3-Month LIBOR	Semi-annual	8/11/2010	8/11/2020	$7,800,000	$(92,898)
Deutsche Bank	Counterparty	5.78%	Plan	3-Month LIBOR	Semi-annual	8/11/2010	8/11/2020	7,800,000	258,180
Citibank	Counterparty	3.75%	Plan	3-Month LIBOR	Semi-annual	5/19/2009	5/19/2011	111,600,000	10,864
Goldman Sachs	Counterparty	4.50%	Plan	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2010	42,000,000	401,361
Morgan Stanley	Counterparty	4.50%	Plan	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2010	12,000,000	107,175
Bank of Scotland	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2010	18,900,000	369,605
Goldman Sachs	Plan	4.77%	Counterparty	3-Month LIBOR	Semi-annual	3/10/2008	3/10/2010	27,000,000	(120,658)
Goldman Sachs	Counterparty	5.04%	Plan	3-Month LIBOR	Semi-annual	3/10/2008	3/10/2010	54,000,000	121,705
Lehman Brothers	Plan	5.30%	Counterparty	3-Month LIBOR	Semi-annual	5/19/2009	5/19/2039	8,900,000	(181,451)
Lehman Brothers	Counterparty	5.30%	Plan	3-Month LIBOR	Semi-annual	5/19/2009	5/19/2039	8,900,000	37,014
Goldman Sachs	Counterparty	5.10%	Plan	3-Month LIBOR	Semi-annual	3/18/2009	3/18/2014	8,800,000	(19,649)
Goldman Sachs	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2015	14,000,000	(260,857)
Morgan Stanley	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2015	4,000,000	(66,931)
Bank of Scotland	Plan	5.20%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2015	6,300,000	(223,605)
Goldman Sachs	Plan	4.75%	Counterparty	3-Month LIBOR	Semi-annual	2/4/2008	2/4/2015	3,000,000	(7,668)

Subtotal									$332,187

Total									$56,683

Credit Default Swaps
Counterparty	Fund Receives/ Provides Credit Protection	In Exchange for Premium Payments of (per annum)	Issuer		Premium Payment Frequency	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/(Loss)
Morgan Stanley	Receive	1.40%	CDX North American High Vol. 9		Semi-annual	9/21/2007	12/20/2012	$8,400,000	$218,553
Goldman Sachs	Receive	0.60%	CDX North American 8		Semi-annual	3/21/2007	6/20/2017	2,200,000	55,595
Morgan Stanley	Receive	0.60%	CDX North American 9		Semi-annual	9/21/2007	12/20/2012	10,100,000	75,658
Bank of Scotland	Receive	0.28%	Glitnir Bank HF		Quarterly	4/18/2007	6/20/2012	1,300,000	86,332
Lehman Brothers	Receive	0.45%	International Paper Company		Quarterly	3/24/2007	6/20/2012	900,000	1,335
Lehman Brothers	Receive	0.51%	Meadwestvaco Company		Quarterly	3/24/2007	6/20/2012	900,000	5,172
Lehman Brothers	Receive	0.45%	Weyerhaeuser Company		Quarterly	3/24/2007	6/20/2012	900,000	15,429

Subtotal									$458,074

Total									$458,074

9.	Securities on a Delayed Delivery

The Plan may purchase securities on a delayed delivery (“TBA securities”) when issued, or forward commitment basis. Payment and delivery may take place one month or more after the date of the transaction. The price of the underlying securities and the date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. The underlying securities are valued at current market value with daily fluctuations in the market value recorded as unrealized gains or losses. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract, or if the issuer does not issue the securities due to political, economic, or other factors.

10.	Plan Termination

Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. Upon termination of the Plan, all participants become fully vested in their accounts. In the event of Plan termination, after payment of all expenses and adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive all amounts then in his or her account.

11.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated July 8, 2003 that the design of the Plan meets the requirements for qualification under Code section 401(a), on which the tax exemption of the Trust under Code section 501(a) is based. The Plan has been amended since receiving the determination letter. The Plan administrator and the Company’s benefits counsel believe that the current design and operation of the Plan are consistent with continued qualification of the Plan and exemption of the Trust.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2008 and 2007

12.	Related Party Transactions

The trustee of the Plan is Fidelity Management Trust Company (the “Trustee”). Certain Plan investments are shares of registered investment companies managed by affiliates of the Trustee and therefore, these transactions in addition to participant loans qualify as party-in-interest transactions. The Plan also pays fees to the Trustee. These transactions qualify as party-in-interest transactions as well. In addition, The Bank of New York Mellon, successor by operation of law to Mellon Trust of New England, N.A. (the “Custodian”) serves as custodian for certain assets of the Plan. Certain Plan investments are issued by the Custodian and therefore, these transactions qualify as party-in-interest transactions. In addition, the Plan pays certain fees to the custodian.

In accordance with the provisions of the Plan, the Trustee acts as the Plan’s agent for purchases and sales of shares of Raytheon Company stock. Purchases amounted to $222,050,244 and sales amounted to $383,133,622 for the year ended December 31, 2008. Dividend income from shares of Raytheon Company stock amounted to $33,137,976 for the year ended December 31, 2008.

13.	Commitments and Contingencies

In September 2007, the Plan received proceeds from the settlement of class action lawsuits filed in 2003 on behalf of participants and beneficiaries in the Plan against the Company, its Pension and Investment Group and its Investment Committee. The lawsuits were consolidated into one action in which the complaint, as amended, alleged that the defendants breached their ERISA fiduciary duties by failing to (1) prudently and loyally manage Plan assets, (2) monitor the Pension and Investment Group and the Investment Committee and provide them with accurate information, (3) provide complete and accurate information to Plan participants and beneficiaries, and (4) avoid conflicts of interest. On February 6, 2007, the District Court issued a final order approving a settlement and plaintiffs’ attorneys’ fees and expenses, pursuant to a settlement agreement that the parties had reached. In accordance with the settlement, by April 2007 the Company paid to the Escrow Fund established under the settlement agreement $5,500,000, with part of that amount payable from the Escrow Fund directly to the Plan, part payable directly to certain participants and beneficiaries, and part payable for expenses. The Company also paid plaintiffs’ attorneys’ fees of $1,400,000 and expenses of $60,916, which were determined by a federal Magistrate. The class for purposes of the settlement consisted of any person who was a participant or beneficiary at any time between October 7, 1998, and April 30, 2006, and whose Plan accounts included investments in the Raytheon Stock Fund. In September 2007, the Settlement Claims Administrator distributed settlement proceeds in accordance with the Plan of Allocation provided in the settlement agreement.

In January 2006, five individuals, who are currently on leave from the Company while serving as business representatives of Electronic and Space Technicians Union Local 1553, sued the Company alleging that the termination of plaintiffs’ ability to make contributions to, and receive matching contributions under, the Plan as of December 31, 2005 violated ERISA. The plaintiffs filed two amended complaints (the first of which added the Plan as a defendant). In response to the complaint and the Amended complaints, the defendants filed three Motions to Dismiss, the last one on June 22, 2006. On July 17, 2006, the Court granted defendants’ Motion to Dismiss. On March 26, 2008, the Ninth Circuit Court of Appeals affirmed the District Court’s July 17, 2006 grant of defendants’ Motion to Dismiss.

On April 12, 2006, the Company filed an application with the Internal Revenue Service to avail the Plan of the Voluntary Correction Procedure (“VCP”) within the Employee Plans Compliance Resolution System. The application seeks voluntary correction of the fact that until December 31, 2005, the Plan accepted contributions by or on behalf of, and made matching contributions for, individuals on leave from the Company while serving as union business representatives in situations the same as or similar to the situations involved in the lawsuit described in the preceding paragraph. In the VCP application, the Company proposed that cessation of these contributions constitutes adequate correction. On May 28, 2008, the IRS sent the Plan a Compliance Statement that is consistent with the method of correction proposed by the Plan.

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
*Fidelity	Fidelity Equity Income fund	14,666,435	452,752,857
*Fidelity	Fidelity Balanced Fund	28,951,829	379,848,001
*Fidelity	Fidelity Institutional Money Market Fund	895,907,871	895,907,871
*Fidelity	Fid Freedom Income	338,266	3,233,819
*Fidelity	Fid Freedom 2000	149,274	1,500,202
*Fidelity	Fid Freedom 2005	285,446	2,394,892
*Fidelity	Fid Freedom 2010	2,538,276	26,296,543
*Fidelity	Fid Freedom 2015	4,658,338	39,875,377
*Fidelity	Fid Freedom 2020	4,567,830	45,906,692
*Fidelity	Fid Freedom 2025	4,190,524	34,488,013
*Fidelity	Fid Freedom 2030	2,362,555	23,058,533
*Fidelity	Fid Freedom 2035	2,066,226	16,591,794
*Fidelity	Fid Freedom 2040	4,531,354	25,330,269
*Fidelity	Fidelity Short Term Investment Fund	183,033,489	183,033,489
*Fidelity	FIDELITY INSTL CSH M CL A	20,936,227	20,936,227
*The Bank of New York Mellon	The Common Trust Cash Investment Fund VAR RT 12/31/2049 DD 08/06/03	164,735,415	164,735,415
1ST EAGLE OVERSEAS I	1ST EAGLE OVERSEAS I	7,924,610	133,371,180
ACESS GROUP DEL 08-1 CL A	VAR RT 10/27/2025 DD 08/05/08	2,700,000	2,482,844
AEGON NV	AEGON NV GLBL 4.75% 6/01/13	855,000	730,206
AIM BASIC VALUE INST	AIM BASIC VALUE INST	1,168,097	15,804,353
AIR PRODS & CHEMICALS INC NT	4.150% 02/01/2013 DD 02/06/08	150,000	144,020
ALABAMA POWER CO	ALABAMA POWER 4.85% 12/15/12	925,000	925,071
ALCOA INC NT	5.550% 02/01/2017 DD 01/25/07	210,000	165,262
ALLSTATE LIFE GLOBAL FDG SECD	5.375% 04/30/2013 DD 04/30/08	785,000	772,754
ALLSTATE LIFE GLOBAL FDG SECD	5.375% 04/30/2013 DD 04/30/08	125,000	123,050
AM CENT SM CAP VAL I	AM CENT SM CAP VAL I	11,554,264	62,161,941
AMB PROPERTY L.P. MED TERM NTS	AMB PROPERTY LP 5.9% 8/15/13	390,000	254,942
AMERICA MOVIL SA DE CV	AMERICA MOVIL 4.125 3/1/09	340,000	341,479
AMERICAN ELEC PWR INC SR NT	5.375% 03/15/2010 DD 03/14/03	200,000	198,532
AMERICAN EXPRESS CENTURION BK	VAR RT 07/13/2010 DD 07/13/07	9,500,000	8,612,510
AMERICAN EXPRESS CENTURION BK	6.000% 09/13/2017 DD 09/13/07	2,500,000	2,341,325
AMERICAN EXPRESS CR CORP MTN	7.300% 08/20/2013 DD 08/20/08	525,000	537,385
AMERICAN EXPRESS CR TR 04-3 A	4.350% 12/15/2011 DD 06/02/04	300,000	298,011
AMERICAN GEN FIN MTN #TR00378	5.375% 10/01/2012 DD 09/30/02	230,000	96,600
AMERICAN HOME 2005-3 CL IIA4	VAR RT 09/25/2035 DD 09/01/05	700,000	168,952
AMERICAN INTL GROUP INC 144A	8.250% 08/15/2018 DD 08/18/08	1,600,000	1,171,072
AMERICAN INTL GROUP INC MEDIUM	5.850% 01/16/2018 DD 12/12/07	500,000	335,145
AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03	200,000	147,398
AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03	300,000	221,097
AMERICAN INTL GRP MTN #TR00027	5.600% 10/18/2016 DD 10/18/06	1,000,000	671,030
AMERICAN INTL GRP MTN #TR00028	VAR RT 10/18/2011 DD 10/18/06	1,300,000	934,635
AMERICAN WTR CAP CORP SR NT	6.085% 10/15/2017 DD 04/15/08	150,000	131,486
AMERICREDIT AUTO 06-BG CL A4	5.210% 09/06/2013 DD 09/26/06	840,000	668,279
AMERICREDIT AUTO 08-A-F CL A-3	5.680% 12/12/2012 DD 05/29/08	100,000	86,731
AMERICREDIT AUTO 08-A-F CL A-4	7.050% 10/14/2014 DD 05/29/08	175,000	143,812
AMERICREDIT AUTO REC 06-BG A3	5.210% 10/06/2011 DD 09/26/06	604,669	588,300
AOL TIME WARNER INC	AOL TIME WARNER 6.75% 4/15/11	500,000	488,187
AOL TIME WARNER INC	AOL TIME WARNER 6.875% 5/01/12	575,000	552,400
ARDEN RLTY LTD PARTNERSHIP	ARDEN REALTY LTD 5.2% 9/01/11	340,000	292,400
ASSOCIATES CORP NORTH AMER DEB	8.150% 08/01/2009	200,000	199,246
ASTRAZENECA PLC NT	5.900% 09/15/2017 DD 09/12/07	1,100,000	1,169,003

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
ASTRAZENECA PLC NT	5.400% 06/01/2014 DD 05/24/04	220,000	229,962
ASTRAZENENCA PLC NT	5.400% 09/15/2012 DD 09/12/07	75,000	79,207
AT & T INC GLOBAL NT	4.950% 01/15/2013 DD 12/06/07	1,230,000	1,236,802
AT & T INC GLOBAL NT	4.950% 01/15/2013 DD 12/06/07	1,490,000	1,498,240
AT&T BROADBAND	AT&T BROADBAND 8.375% 3/15/13	1,048,000	1,084,181
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02	400,000	413,808
AT&T INC GLOBAL NT	5.600% 05/15/2018 DD 05/13/08	5,000,000	5,090,700
AT&T WIRELESS SVCS INC	AT&T WIRE GLBL 8.125 5/1/12 DT	485,000	520,099
AT&T WIRELESS SVCS INC	AT&T WIRELESS 7.875% 3/01/11	485,000	502,093
AT&T WIRELESS SVCS INC SR NT	7.875% 03/01/2011 DD 09/01/01	640,000	662,554
ATOMS ENERGY CORP SR NT	5.125% 01/15/2013 DD 01/16/03	290,000	265,997
AUILA INC DEL NEW SR NT	11.875% 07/01/2012 DD 01/01/03	245,000	247,450
AUTOZONE INC SR NT	5.500% 11/15/2015 DD 11/06/03	4,000,000	3,250,400
AVALONBAY COMMTYS INC MTN BE	AVALONBAY COMM 5.5% 1/15/12	910,000	727,447
AXA FINL INC SR NT	7.750% 08/01/2010 DD 07/28/00	480,000	478,027
AXIS CAP HLDGS	AXIS CAP HLDGS 5.75% 12/01/14	80,000	52,840
BANC AMER COML	BACM 06-5 A1 5.185% 7/11	188,066	177,626
BANC AMER COML MTG 2005-6 ASB	5.182% 09/10/2047 DD 12/01/05	400,000	314,736
BANC AMER MTG 2003-9 CL 4A1	5.000% 12/25/2018 DD 11/01/03	210,839	209,024
BANC AMER MTG SECS 04-E 2-A-5	VAR RT 06/25/2034 DD 05/01/04	750,000	669,645
BANC AMERICA COML MTG INC	BACM 04-4 A3 4.128% 7/42	445,000	436,652
BANC AMERICA COML MTG INC	BACM 05-1 A3 4.877% 11/42	511,783	480,090
BANK AMER CORP MEDIUM TERM NTS	3.125% 06/15/2012 DD 12/04/08	2,935,000	3,049,993
BANK AMER CORP SR GLOBAL NT	5.125% 11/15/2014 DD 11/07/02	250,000	241,715
BANK AMER CORP SR NT	5.750% 12/01/2017 DD 12/04/07	1,900,000	1,897,036
BANK AMER CORP SR NT	4.875% 01/15/2013 DD 01/23/03	2,000,000	1,975,689
BANK AMER CORP SR NT	4.875% 09/15/2012 DD 09/25/02	670,000	661,136
BANK AMER CORP SR NT	4.875% 01/15/2013 DD 01/23/03	300,000	296,353
BANK AMER CORP SR NT	5.750% 12/01/2017 DD 12/04/07	300,000	299,532
BANK AMER FDG CORP MED TERM	4.900% 05/01/2013 DD 05/02/08	800,000	790,373
BANK AMER MTG SECS INC	BOAMS 03-J 2A2 CSTR 11/33	163,773	133,922
BANK AMER MTG SECS INC	BOAMS 04-A 2A1 CSTR 2/34	117,377	95,579
BANK AMER MTG SECS INC	BOAMS 04-D 2A1 CSTR 5/34	63,978	52,003
BANK AMER MTG SECS INC	BOAMS 04-J 2A1 CSTR 11/34	218,455	176,939
BANK AMER MTG SECS INC	BOAMS 05-E 2A7 CSTR 6/35	425,000	237,429
BANK AMER MTG SECS INC	BOAMS 05-H 1A1 CSTR 9/35	62,123	50,684
BANK AMER MTG SECS INC	BOAMS 05-H 2A2 CSTR 9/35	82,011	50,012
BANK AMER MTG SECS INC	BOAMS 2004-A 2A2 CSTR 2/34	505,839	411,900
BANK AMER N A CHARLOTTE N C	5.300% 03/15/2017 DD 03/13/07	800,000	759,624
BANK AMER NA CHARLOTTE NC MED	6.100% 06/15/2017 DD 06/19/07	3,400,000	3,352,468
BANK NEW YORK INC MEDIUM TERM	5.125% 08/27/2013 DD 08/27/08	510,000	521,138
BANK OF AMERICA CORP SR NT	5.625% 10/14/2016 DD 10/26/06	250,000	245,558
BANK OF AMERICA CORPORATION	BANKAMER GLBL 7.4% 1/15/11 DT	3,630,000	3,716,623
BANK OF NEW YORK MTN	BANK NY MELLO GLB 4.95 11/12	757,000	768,557
BANKAMERICA CORP SR NTS	5.875% 02/15/2009 DD 02/08/99	365,000	365,639
BARCLAYS BANK PLC	5.450% 09/12/2012 DD 09/12/07	2,200,000	2,259,026
BARCLAYS BANK PLC	5.450% 09/12/2012 DD 09/12/07	250,000	256,708
BARCLAYS BK PLC SUB NT 144A	6.050% 12/04/2017 DD 12/04/07	250,000	220,548
BARCLAY'S EAFE INDEX FUND E	BARCLAY'S EAFE INDEX FUND E	993,709	19,615,806
BAXTER INTL INC SR NT	4.625% 03/15/2015 DD 09/15/03	100,000	100,479
BEAR STEARNS & CO INC	5.700% 11/15/2014 DD 11/06/02	500,000	490,930

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
BEAR STEARNS 05-PWR9 CL A-AB	4.804% 09/15/2042 DD 09/01/05	200,000	183,934
BEAR STEARNS ARM 03-4 CL III	VAR RT 07/25/2033 DD 05/01/03	1,376,667	1,088,820
BEAR STEARNS COML 04-TOP14 A3	4.800% 01/12/2041 DD 05/01/04	100,000	96,517
BEAR STEARNS COML 06-PWR11 A4	VAR RT 03/11/2039 DD 03/01/06	320,000	273,069
BEAR STEARNS COMRCIAL MRTG SEC	BSCMS 04-PWR5 A2 4.254 7/42	367,533	352,972
BEAR STEARNS COS INC GLOBAL NT	VAR RT 01/31/2011 DD 01/31/06	600,000	550,836
BEAR STEARNS COS INC MEDIUM	VAR RT 07/19/2010 DD 07/19/07	900,000	870,975
BEAR STEARNS COS INC MTN BE	BEAR STEARNS 6.95% 8/10/12	995,000	1,033,380
BEAR STEARNS COS INC NT	3.250% 03/25/2009 DD 03/25/04	500,000	498,140
BEAR STEARNS COS INC SR GLOBAL	7.250% 02/01/2018 DD 02/01/08	140,000	154,587
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	700,000	727,426
BEAR STEARNS COS INC SR NT	5.350% 02/01/2012 DD 01/25/07	300,000	294,339
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	300,000	311,754
BEAR STEARNS MTG 2006-PW14 A1	5.044% 12/01/2038 DD 12/01/06	392,102	374,234
BEARS STEARNS 03-7 MTCL III-A	VAR RT 10/25/2033 DD 09/01/03	196,093	154,884
BELLSOUTH CORP	BELLSOUTH GLBL 4.2% 9/15/09 DT	585,000	587,295
BELLSOUTH CORP NT	4.200% 09/15/2009 DD 09/13/04	1,260,000	1,264,939
BELLSOUTH CORP NT	5.200% 09/15/2014 DD 09/13/04	290,000	282,324
BERKSHIRE HATHAWAY FIN CORP	4.600% 05/15/2013 DD 11/15/08	350,000	349,993
BERKSHIRE HATHAWAY FIN CORP	5.000% 08/15/2013 DD 08/06/08	165,000	167,845
BGI US DEBT INDEX FUND CL F	BGI US DEBT INDEX FUND CL F	1,874,433	41,068,821
BHP BILLITON FIN USA LTD GTD	5.400% 03/29/2017 DD 03/29/07	160,000	142,126
BHP FIN USA LTD GTD DEB	7.250% 03/01/2016 DD 03/01/96	162,000	163,921
BMW VEH OWNER TR 2006 A CL A3	5.130% 09/27/2010 DD 09/22/06	207,175	206,450
BP CAP MKTS PLC GTD NT	5.250% 11/07/2013 DD 11/07/08	200,000	208,788
BRANCH BKG & TR CO MTN TR00028	4.875% 01/15/2013 DD 12/23/02	150,000	145,001
BRE PROPERTIES INC	BRE PROPERTIES 4.875% 5/15/10	515,000	360,500
BRITISH TELECOMMUNICATION PLC	BRITISH G STEP 12/10 DT	1,175,000	1,208,721
BRITISH TELECOMMUNICATIONS NT	VAR RT 12/15/2010 DD 12/12/00	90,000	92,583
BRITISH TELECOMMUNICATIONS PLC	5.150% 01/15/2013 DD 12/12/07	1,000,000	952,600
BSCMS 2007-PW15	BSCMS 07-PW15 A1 5.016% 2/44	299,061	274,554
BUCKEYE OHIO TOB SETTLEMENT	5.875% 06/01/2047 DD 10/29/07	900,000	506,313
BURLINGTON NORTH SANTE FE	6.125% 03/15/2009 DD 03/10/99	155,000	155,344
BURLINGTON NORTHN SANTA FE COR	6.150% 05/01/2037 DD 04/13/07	700,000	644,714
BURLINGTON NORTHN SANTA FE NT	6.750% 07/15/2011 DD 05/15/01	205,000	208,378
CALIFORNIA EDL FACS AUTH REV	5.000% 01/01/2038 DD 05/31/07	700,000	669,067
CAMDEN PROPERTY TRUST	CAMDEN PROPERTY 5.875 11/30/12	550,000	394,997
CANADIAN NAT RES LTD NT	5.150% 02/01/2013 DD 01/17/08	1,240,000	1,149,282
CANADIAN NAT RES LTD NT	5.900% 02/01/2018 DD 01/17/08	250,000	215,995
CAPITAL AUTO REC 07 3 CL A-3A	5.020% 09/15/2011 DD 09/27/07	600,000	580,530
CAPITAL ONE AUTO 07-B CL A3A	5.030% 04/15/2012 DD 05/10/07	339,679	320,256
CAPITAL ONE BK MTN SR #TR00176	5.750% 09/15/2010 DD 09/08/03	65,000	63,087
CAPITAL ONE FINL CORP SR NT	6.250% 11/15/2013 DD 11/06/03	325,000	278,590
CAPITAL ONE FINL CORP SR NT	6.750% 09/15/2017 DD 09/04/07	100,000	96,857
CAPITAL ONE VIRGINIA C/D	VAR RT 03/13/2009 DD 03/15/07	3,200,000	3,199,398
CAROLINA PWR & LT CO 1ST MTG	5.125% 09/15/2013 DD 09/11/03	160,000	160,504
CATERPILLAR FINL MTN #TR 00762	3.450% 01/15/2009 DD 01/16/04	120,000	119,880
CATERPILLAR FINL SVCS CORP	4.850% 12/07/2012 DD 12/07/07	1,500,000	1,423,185
CATERPILLAR FINL SVCS CORP MTN	5.500% 03/15/2016 DD 03/10/06	75,000	71,369
CATERPILLAR FINL SVCS CORP MTN	4.900% 08/15/2013 DD 08/12/08	370,000	346,775
CATERPILLAR FINL SVCS CORP MTN	6.200% 09/30/2013 DD 09/26/08	365,000	376,286

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
CENTERPOINT ENERGY HOUSTON	5.750% 01/15/2014 DD 09/09/03	250,000	236,470
CENTERPOINT ENERGY RES CORP	6.125% 11/01/2017 DD 10/23/07	50,000	42,041
CHASE 2007-A1	CHASE 2007-A1 1A5 CSTR 2/37	34,241	27,999
CHASE 2007-A2	CHASE 07-A2 2A1 CSTR 7/37	231,862	187,653
CHASE ISSUANCE 07-14 NT CL A	VAR RT 09/15/2011 DD 09/27/07	2,700,000	2,607,039
CHASE ISSUANCE TR 08-13 CL A	VAR RT 09/15/2015 DD 09/16/08	100,000	82,420
CHICAGO ILL UNREFUNDED BAL-PJ	5.000% 01/01/2035 DD 11/13/03	905,000	836,917
CISCO SYSTEMS INC	5.500% 02/22/2016 DD 02/22/06	80,000	84,734
CIT EQUIP COLL TR	CITEC 06-VT1 A3 5.13 12/09	26,726	26,720
CIT GROUP FDG CO CDA SR NT	STEP 07/01/2010 DD 10/15/05	150,000	131,681
CIT GROUP INC NEW GLOBAL SR NT	5.000% 02/13/2014 DD 02/13/04	455,000	330,694
CIT GROUP INC SR NT	VAR RT 06/08/2009 DD 06/08/06	2,300,000	2,245,191
CIT GROUP INC SR NT	7.625% 11/30/2012 DD 11/30/07	400,000	340,180
CITIBANK CR CARD 2006-A2 A2	4.850% 02/10/2011 DD 02/06/06	3,200,000	3,196,640
CITICORP MTG 04-5 IIA5	4.500% 08/25/2034 DD 08/01/04	865,902	768,912
CITICORP MTG SECS INC 04-1 3A1	4.750% 01/25/2034 DD 01/01/04	478,202	470,813
CITIGROUP COML MTG 2006-C4 A-1	VAR RT 03/15/2049 DD 06/01/06	189,165	181,171
CITIGROUP FDG INC MEDIUM TERM	VAR RT 05/07/2010 DD 05/07/08	2,500,000	2,370,175
CITIGROUP INC	CITIGROUP 5.125% 2/14/11	250,000	243,998
CITIGROUP INC GLOBAL NT	VAR RT 01/30/2009 DD 01/31/06	1,900,000	1,900,608
CITIGROUP INC GLOBAL NT	4.250% 07/29/2009 DD 07/29/04	740,000	731,157
CITIGROUP INC GLOBAL NT	5.125% 02/14/2011 DD 02/14/06	800,000	780,792
CITIGROUP INC GLOBAL SR NT	VAR RT 05/18/2011 DD 05/18/06	1,900,000	1,687,029
CITIGROUP INC GLOBAL SR NT	5.500% 04/11/2013 DD 04/11/08	8,900,000	8,665,752
CITIGROUP INC GLOBAL SR NT	5.500% 04/11/2013 DD 04/11/08	1,205,000	1,173,284
CITIGROUP INC GLOBAL SR NT	5.125% 05/05/2014 DD 05/05/04	335,000	314,793
CITIGROUP INC GLOBAL SR NT	4.700% 05/29/2015 DD 05/31/05	100,000	86,302
CITIGROUP INC GLOBAL SR NT	6.000% 08/15/2017 DD 08/15/07	210,000	209,036
CITIGROUP INC GLOBAL SR NT	6.125% 11/21/2017 DD 11/21/07	540,000	545,692
CITIGROUP INC GLOBAL SUB NT	5.625% 08/27/2012 DD 08/26/02	200,000	187,486
CITIGROUP INC GLOBAL SUB NT	5.500% 02/15/2017 DD 02/12/07	400,000	363,920
CITIGROUP INC NT	6.200% 03/15/2009 DD 03/31/99	115,000	114,509
CITIGROUP INC SUB NT	5.000% 09/15/2014 DD 09/16/04	188,000	165,361
CITIGROUP MTG 02-11 CL IIA-1	5.250% 11/25/2032 DD 11/01/02	970,696	967,794
CITIGROUP MTG 04-UST1 CL A-6	VAR RT 08/25/2034 DD 10/01/04	1,122,701	918,448
CITIGROUP MTG L	CMLTI 2004-UST1 A4 CSTR 8/34	586,808	459,222
CITIGROUP MTG LN 2005-1 CL 21A	VAR RT 04/25/2035 DD 03/01/05	92,024	64,292
CITIGROUP MTG LN TR 03-UP3 A-3	7.000% 09/25/2033 DD 11/01/03	81,983	71,590
CITIGROUP MTG LN TR 03-UST1 A1	5.500% 09/25/2033 DD 11/01/03	452,446	438,732
CLARK CNTY NEV SCH DIST LTD	5.000% 06/15/2019 DD 06/03/08	1,000,000	1,032,650
CLEVELAND ELEC ILLUM CO SER D	7.880% 11/01/2017 DD 10/24/97	80,000	82,182
CME GROUP INC NT	5.400% 08/01/2013 DD 08/12/08	930,000	923,788
CNH EQIPMENT TR	CNH 06-A A3 5.2 8/10	95,790	95,577
CNH EQUIP TR 07-A CL A-3	4.990% 10/15/2010 DD 03/16/07	236,099	235,433
CNH EQUIP TR 08-B CL A-3A	4.780% 07/16/2012 DD 05/22/08	500,000	478,205
COCA COLA ENTERPRISES INC NT	4.250% 09/15/2010 DD 09/29/03	2,400,000	2,389,011
COCA COLA ENTERPRISES INC NT	8.500% 02/01/2012	265,000	288,148
COL VALUE & RSTRG Z	COL VALUE & RSTRG Z	3,288,095	97,097,433
COL/ACRON SELECT Z	COL/ACRON SELECT Z	4,290,266	60,364,048
COLUMBIA S C WTRWKS & SWR SYS	5.000% 02/01/2023 DD 06/15/05	2,000,000	2,048,020
COMCAST CORP NEW GTD NT	5.900% 03/15/2016 DD 03/02/06	100,000	95,197

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
COMCAST CORP NEW NT	5.500% 03/15/2011 DD 03/14/03	600,000	587,304
COMCAST CORP NEW NT	5.300% 01/15/2014 DD 05/15/03	100,000	93,513
COMMERCIAL CR GROUP INC NT	8.700% 06/15/2009	91,000	91,231
COMMERCIAL MORTGAGE ASSET TRST	CMAT 99-C2 A2 CSTR 11/32	297,497	297,476
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2039 DD 01/01/09	28,900,000	28,892,602
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2039 DD 01/01/09	19,480,000	19,475,000
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2039 DD 01/01/09	17,500,000	17,499,460
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2024 DD 01/01/09	15,500,000	15,445,350
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2024 DD 01/01/09	14,310,000	14,306,320
COMMIT TO PUR GNMA SF MTG	6.000% 01/15/2039 DD 01/01/09	2,100,000	2,063,120
COMMONWEALTH EDISON CO	COMWLTH EDISON 5.4% 12/15/11	552,000	537,429
COMPUTER SCIENCES CORP SR 144A	6.500% 03/15/2018 DD 03/03/08	5,000,000	4,307,150
CONOCO FDG CO NT	6.350% 10/15/2011 DD 10/11/01	130,000	136,764
CONOCOPHILLIPS CDA FDG CO I NT	5.625% 10/15/2016 DD 10/13/06	275,000	280,539
CONOCOPHILLIPS CDA FDG CO II	5.300% 04/15/2012 DD 10/13/06	160,000	160,109
CONSOLIDATED EDISON NY DEC 04C	4.700% 06/15/2009 DD 06/17/04	50,000	49,994
CONSTELLATION ENERGY CORP	CONSTELATION EC 7% 4/01/12	1,300,000	1,184,240
CONTINENTAL AIRLS PASS THRU TR	CONTL AIR 981A 6.648% 3/15/19	274,844	200,636
CORP ANDINA DE FOMENTO	CAF GLBL 6.875% 3/15/12	235,000	227,343
COUNTRYWIDE HOME MTN #TR00313	4.000% 03/22/2011 DD 03/22/04	500,000	475,995
COUNTRYWIDE HOME MTN #TR00324	4.125% 09/15/2009 DD 09/16/04	80,000	79,062
COVIDIEN INT	COVIDIEN INT GLB 5.45% 10/12	325,000	317,971
CREDIT SUISSE FB	4.875% 01/15/2015 DD 12/15/04	200,000	180,626
CREDIT SUISSE FB 03-23 CL 2A5	5.000% 10/25/2018 DD 09/01/03	704,095	691,816
CREDIT SUISSE FB SR NT	5.125% 01/15/2014 DD 01/09/04	200,000	188,380
CREDIT SUISSE FB USA INC	4.700% 06/01/2009 DD 05/27/04	225,000	225,009
CREDIT SUISSE FB USA INC NT	6.500% 01/15/2012 DD 01/11/02	650,000	664,827
CREDIT SUISSE FB USA INC SR NT	6.125% 11/15/2011 DD 11/06/01	750,000	757,530
CREDIT SUISSE FB USA INC SR NT	5.125% 08/15/2015 DD 08/17/05	125,000	113,531
CREDIT SUISSE FIRST BOSTON N Y	5.000% 05/15/2013 DD 05/06/08	8,100,000	7,795,683
CREDIT SUISSE FIRST BOSTON N Y	5.000% 05/15/2013 DD 05/06/08	300,000	288,729
CREDIT SUISSE MT	CREDIT SUISSE NY 5% 5/15/13	356,000	342,625
CREDIT SUISSE USA INC	5.500% 08/16/2011 DD 08/16/06	230,000	228,657
CSMC 2007-C1	CSMC 07-C1 A1 5.227 2/40	175,039	164,253
CSMC 2007-C2	CSMC 07-C2 A1 5.237 1/49	163,416	152,399
CVS CORP SR NT	6.125% 08/15/2016 DD 08/15/06	4,500,000	4,359,735
CWMBS INC 04-7 2A1	VAR RT 06/25/2034 DD 04/01/04	122,014	86,868
CWMBS INC 2004-HYB1 CL 2-A	VAR RT 05/20/2034 DD 02/01/04	162,237	107,732
CWMBS INC PASS THRU 03-J2 A-17	VAR RT 04/25/2033 DD 02/25/03	128,926	9,142
DAIMLERCHRYSLER 08-B CL A-2B	VAR RT 07/08/2011 DD 05/19/08	900,000	869,778
DAIMLERCHRYSLER AUTO 08-A A-4	4.480% 08/08/2014 DD 02/21/08	460,000	399,142
DAIMLERCHRYSLER NA HLDG CORP	7.300% 01/15/2012 DD 01/16/02	600,000	518,628
DAIMLERCHRYSLER NORTH AMER	VAR RT 03/13/2009 DD 03/14/06	2,100,000	2,024,736
DEERE JOHN CAP MTN #TR00330	4.400% 07/15/2009 DD 07/15/05	200,000	200,164
DEUTSCHE TELEKOM INTL FIN BV	DEUTSCHE TEL GLB5.25 7/22/13DT	390,000	377,047
DEVON FING CORP U L C	DEVON FING CORP 6.875% 9/30/11	1,200,000	1,210,993
DEVON FING CORP ULC NT	6.875% 09/30/2011 DD 10/03/01	225,000	227,061
DIAGEO CAP PLC GTD NT	5.200% 01/30/2013 DD 10/26/07	495,000	487,090
DIAGEO CAP PLC GTD NT	7.375% 01/15/2014 DD 10/21/08	175,000	186,419
DIAGEO CAPITAL PLC	DIAGEO CPTL GLB 5.2 1/30/13	555,000	546,131
DISCOVER CARD EXE 08-4 CL A	5.650% 12/15/2015 DD 06/18/08	150,000	133,154

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
DLJ COML MTG 99-CG2 CL A-1B	7.300% 06/10/2032 DD 06/01/99	132,189	131,884
DODGE & COC INTL STK	DODGE & COC INTL STK	3,829,075	83,856,735
DOMINION RESOURCES INC VA NEW	DOMINION RES INC 4.75 12/15/10	580,000	573,496
DOMINION RESOURCES INC VA NEW	DOMINION RESRCE 6.25% 6/30/12	1,107,000	1,110,510
DOW CHEM CO NT	6.125% 02/01/2011 DD 02/08/01	150,000	150,204
DOW CHEM CO NT	6.000% 10/01/2012 DD 08/29/02	210,000	202,868
DU PONT E I DE NEMOURS & CO	4.125% 03/06/2013 DD 03/06/03	100,000	96,376
DU PONT E I DE NEMOURS & CO NT	4.875% 04/30/2014 DD 04/30/04	190,000	187,433
DUKE CAP CORP	DUKE CAP CORP 4.37% 3/01/09	620,000	617,466
DUKE CAP CORP	DUKE CAP CORP 6.25% 2/15/13	2,600,000	2,473,887
DUKE CAP CORP ST NT	5.500% 03/01/2014 DD 02/20/04	380,000	332,785
DUKE ENERGY CAROLINAS LLC	5.750% 11/15/2013 DD 11/17/08	395,000	408,521
DUKE ENERGY CAROLINAS LLC 1ST	5.100% 04/15/2018 DD 04/14/08	125,000	126,371
DUKE REALTY CORP	DUKE REALTY 4.625 5/15/13	145,000	81,200
DUKE-WEEKS REALTY LP	DUKE REALTY LP 5.5% 3/01/16	200,000	101,301
DUKE-WEEKS REALTY LP	DUKE REALTY LP 5.625% 8/15/11	355,000	301,750
DUKE-WEEKS REALTY LP	DUKE REALTY LP 6.95% 3/15/11	260,000	215,194
DUPONT (EI) DE NEMOURS & CO	DUPONT EI NEMOUR 5% 7/15/13	610,000	613,670
ELECTRONIC DATA SYS CORP NEW	STEP 08/01/2013 DD 06/30/03	230,000	238,333
ENCANA HLDGS FI	ENCANA HLDGS 5.8 5/1/14	430,000	402,830
ERP OPER LTD PARTNERSHIP SR NT	4.750% 06/15/2009 DD 06/04/04	45,000	44,212
ERP OPERATING LP	ERP OPERAT LP 5.5% 10/1/12	265,000	206,486
EVERGREEN INTL BOND I	EVERGREEN INTL BOND I	6,613,079	68,445,372
EXELON CORP SR NT	4.900% 06/15/2015 DD 06/09/05	5,000,000	4,099,150
EXELON GENERATION CO LLC SR NT	6.950% 06/15/2011 DD 12/15/01	335,000	325,185
EXPORT IMPORT BANK KOREA	EX-IMP BK KOR GLB5.125 2/14/11	815,000	786,972
FANNIE MAE	FNMA 3.25% 2/10/10	30,000,000	30,771,750
FANNIE MAE	FNMA 3.625% 8/15/11	7,069,000	7,492,412
FANNIE MAE	FNMA 4.75% 3/12/10	25,000,000	26,046,875
FANNIE MAE	FNMA 5% 2/16/12	56,135,000	61,590,620
FED HOME LOAN MTG CORP—GOLD	FHLG 6.00% 8/26 #G00587	214,810	223,412
FED HOME LOAN MTG CORP—GOLD	FHLG 6.00% 8/28 #C13910	200,246	208,139
FED HOME LOAN MTG CORP—GOLD	FHLG 15YR 5.00% 3/19 #G13052	2,598,808	2,681,533
FEDERAL HOME LN BKS	4.720% 09/20/2012 DD 09/20/05	717,647	718,788
FEDERAL HOME LN MTG CORP DEB	5.000% 07/15/2014 DD 07/16/04	485,000	547,065
FEDERAL HOME LN MTG CORP DEBS	4.500% 07/15/2013 DD 07/18/03	1,500,000	1,637,535
FEDERAL HOME LN MTG CORP DEBS	6.875% 09/15/2010 DD 09/22/00	914,000	998,450
FEDERAL HOME LN MTG CORP MTN	4.000% 06/12/2013 DD 06/12/03	3,000,000	3,174,210
FEDERAL HOME LN MTG CORP NTS	5.125% 10/18/2016 DD 10/13/06	890,000	1,011,543
FEDERAL HOME LN MTG CORP REF	4.875% 06/13/2018 DD 06/13/08	9,880,000	11,366,186
FEDERAL HOME LN MTG DEB	4.125% 07/12/2010 DD 06/21/05	2,736,000	2,845,440
FEDERAL HOME LN MTG MLT CTF GT	FHR 2356 GD 6% 9/16	171,169	176,890
FEDERAL HOME LN MTG MLT CTF GT	FHR 2363 PF 6% 9/16	241,209	249,067
FEDERAL HOME LN MTG MLT CTF GT	FHR 2399 PG 6% 1/17	108,091	111,477
FEDERAL HOME LN MTG MLT CTF GT	FHR 2543 QT 5.5 4/22	585,000	599,991
FEDERAL HOME LN MTG MLT CTF GT	FHR 2553 FB 1ML+50 3/29	683,054	680,126
FEDERAL HOME LN MTG MLT CTF GT	FHR 2577 FW 1ML+50 1/30	512,377	509,128
FEDERAL HOME LN MTG MLT CTF GT	FHR 2770 UD 4.5% 5/17	1,135,000	1,150,870
FEDERAL HOME LN MTG MLT CTF GT	FHR 2777 AB 4.5 6/29	644,678	652,806
FEDERAL HOME LN MTG MLT CTF GT	FHR 2809 UA 4 12/14	84,858	85,217
FEDERAL HOME LN MTG MLT CTF GT	FHR 2810 PD 6 6/33	465,000	477,006

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FEDERAL HOME LN MTG MLT CTF GT	FHR 2861 GF 1ML+30 1/21	104,092	103,760
FEDERAL HOME LN MTG MLT CTF GT	FHR 2866 XE 4 12/18	1,365,000	1,382,237
FEDERAL HOME LN MTG MLT CTF GT	FHR 2892 QR 4 11/23	596,708	595,831
FEDERAL HOME LN MTG MLT CTF GT	FHR 2965 GC 4.5 11/18	1,545,000	1,569,526
FEDERAL HOME LN MTG MLT CTF GT	FHR 3013 VJ 5 1/14	744,539	770,491
FEDERAL HOME LN MTG REF NTS	FHLMC 4.75% 3/5/12	5,300,000	5,750,500
FEDERAL HOME LN MTG REF NTS BE	FHLMC 4.875 2/9/10	9,280,000	9,662,800
FEDERAL HOME LOAN MTG CORP MTN	FHLMC 5% 1/30/14-07	1,580,000	1,766,277
FEDERAL NAT MTG ASN GTD REM PA	FNR 03-131 FM 1ML+40 12/29	88,605	88,063
FEDERAL NAT MTG ASN GTD REM PA	FNR 03-84 GC 4.5 5/15	379,504	384,239
FEDERAL NAT MTG ASN GTD REM PA	FNR 04-45 AV 4.5 10/22	81,000	80,831
FEDERAL NAT MTG ASN GTD REM PA	FNR 04-95 AN 5.5% 1/25	555,003	567,836
FEDERAL NAT MTG ASN GTD REM PA	FNR 05-41 LA 5.5% 5/35	587,629	602,930
FEDERAL NAT MTG ASN GTD REM PA	FNR 05-67 HD 5.5% 12/30	770,000	793,359
FEDERAL NAT MTG ASN GTD REM PA	FNR 2002-56 MC 5.5% 9/17	167,040	170,732
FEDERAL NAT MTG ASN GTD REM PA	FNR 2004-3 BA 4% 7/17	20,660	20,790
FEDERAL NATL MTG ASSN	5.250% 08/01/2012 DD 07/26/02	2,080,000	2,179,369
FEDERAL NATL MTG ASSN	3.875% 07/12/2013 DD 06/06/08	970,000	1,039,626
FEDERAL NATL MTG ASSN DEBS	6.625% 11/15/2010 DD 11/03/00	4,000,000	4,403,440
FEDERAL NATL MTG ASSN DEBS	6.250% 02/01/2011 DD 02/01/01	5,435,000	5,705,554
FEDERAL NATL MTG ASSN DEBS	4.625% 05/01/2013 DD 04/21/03	1,815,000	1,854,222
FEDERAL NATL MTG ASSN DEBS	5.125% 01/02/2014 DD 11/06/03	1,000,000	1,056,760
FEDERAL NATL MTG ASSN DEBS	4.125% 04/15/2014 DD 03/25/04	535,000	578,863
FEDERAL NATL MTG ASSN DEBS	4.875% 12/15/2016 DD 11/17/06	1,050,000	1,175,682
FEDERAL NATL MTG ASSN DEBS	4.750% 03/12/2010 DD 03/08/07	2,550,000	2,660,860
FEDERAL NATL MTG ASSN DEBS	6.625% 09/15/2009 DD 09/01/99	400,000	415,352
FEDERAL NATL MTG ASSN DEBS	7.250% 01/15/2010 DD 1/14/2000	1,200,000	1,275,504
FEDERAL NATL MTG ASSN DEBS	7.125% 06/15/2010 DD 06/09/00	3,400,000	3,691,890
FEDERAL NATL MTG ASSN DEBS	6.625% 11/15/2010 DD 11/03/00	2,000,000	2,201,720
FEDERAL NATL MTG ASSN DEBS	6.000% 05/15/2011 DD 05/25/01	1,000,000	1,102,040
FEDERAL NATL MTG ASSN DEBS	6.125% 03/15/2012 DD 03/26/02	500,000	568,283
FEDERAL NATL MTG ASSN DISC NTS	FNMA DN 0% 9/25/09	8,270,000	8,236,391
FEDERAL REALTY INVESTMENT TR	FED REALTY TR 5.4% 12/01/13	220,000	149,600
FEDERAL REALTY INVESTMENT TR	FED REALTY TR 6% 7/15/12	595,000	434,350
FHLMC POOL #1B-1513	VAR RT 02/01/2034 DD 02/01/04	1,273,217	1,281,888
FHLMC POOL #1B-1665	VAR RT 04/01/2034 DD 04/01/04	323,442	323,691
FHLMC POOL #1B-2892	VAR RT 04/01/2035 DD 04/01/05	654,936	657,431
FHLMC POOL #1B-3485	VAR RT 07/01/2037 DD 07/01/07	591,631	595,003
FHLMC POOL #1J-0282	VAR RT 02/01/2037 DD 02/01/07	846,584	870,424
FHLMC POOL #1Q-0105	VAR RT 09/01/2036 DD 08/01/06	323,678	333,508
FHLMC POOL #78-1087	VAR RT 12/01/2033 DD 11/01/03	278,998	274,559
FHLMC POOL #78-1385	VAR RT 04/01/2034 DD 03/01/04	751,309	727,478
FHLMC POOL #78-1605	VAR RT 06/01/2034 DD 05/01/04	934,437	937,250
FHLMC POOL #84-7415	VAR RT 06/01/2035 DD 06/01/05	1,138,370	1,139,428
FHLMC POOL #A2-1170	6.500% 04/01/2034 DD 04/01/04	481,159	500,824
FHLMC POOL #A4-6987	5.500% 07/01/2035 DD 09/01/05	342,422	351,986
FHLMC POOL #A5-4679	6.500% 06/01/2036 DD 06/01/06	383,493	398,625
FHLMC POOL #A8-2093	5.500% 09/01/2038 DD 09/01/08	998,848	1,023,040
FHLMC POOL #A8-2950	5.500% 11/01/2038 DD 11/01/08	2,548,056	2,614,585
FHLMC POOL #B1-0916	5.500% 11/01/2018 DD 11/01/03	974,264	1,007,262
FHLMC POOL #B1-2459	4.500% 10/01/2018 DD 02/01/04	218,953	225,558

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FHLMC POOL #B1-3051	4.500% 04/01/2019 DD 03/01/04	192,202	197,649
FHLMC POOL #B1-4730	4.000% 05/01/2014 DD 05/01/04	791,927	804,646
FHLMC POOL #B1-4961	4.500% 06/01/2019 DD 06/01/04	530,215	545,242
FHLMC POOL #C9-0781	3.500% 10/01/2023 DD 10/01/03	328,249	333,770
FHLMC POOL #C9-0985	6.500% 08/01/2026 DD 08/01/06	321,150	333,621
FHLMC POOL #D9-5395	6.500% 05/01/2022 DD 05/01/02	311,042	331,935
FHLMC POOL #E0-1054	6.000% 10/01/2016 DD 10/01/01	392,536	408,166
FHLMC POOL #E0-1136	5.500% 03/01/2017 DD 03/01/02	144,477	149,759
FHLMC POOL #E0-1205	6.500% 08/01/2017 DD 08/01/02	1,629,701	1,697,513
FHLMC POOL #E0-1251	5.500% 11/01/2017 DD 11/01/02	453,818	469,947
FHLMC POOL #E0-1254	6.500% 10/01/2017 DD 10/01/02	61,321	63,839
FHLMC POOL #E0-1279	5.500% 01/01/2018 DD 01/01/03	330,352	342,595
FHLMC POOL #E0-1280	5.000% 12/01/2017 DD 12/01/02	384,316	396,118
FHLMC POOL #E0-1497	5.500% 11/01/2018 DD 11/01/03	709,565	735,055
FHLMC POOL #E8-3211	6.500% 04/01/2016 DD 04/01/01	40,006	41,613
FHLMC POOL #E9-0325	6.500% 06/01/2017 DD 06/01/02	168,915	176,458
FHLMC POOL #E9-3561	5.000% 12/01/2017 DD 12/01/02	607,004	625,645
FHLMC POOL #E9-6973	4.000% 06/01/2018 DD 06/01/03	793,511	805,580
FHLMC POOL #E9-9955	5.000% 10/01/2018 DD 10/01/03	231,158	238,204
FHLMC POOL #G0-1864	5.000% 01/01/2034 DD 07/01/05	2,748,046	2,812,374
FHLMC POOL #G0-4283	5.500% 05/01/2038 DD 04/01/08	7,983,419	8,159,933
FHLMC POOL #G0-4585	5.500% 02/01/2038 DD 08/01/08	1,810,865	1,858,066
FHLMC POOL #G0-4588	5.500% 08/01/2038 DD 08/01/08	3,984,834	4,082,756
FHLMC POOL #G0-4632	5.000% 11/01/2036 DD 08/01/08	416,755	425,990
FHLMC POOL #G0-4633	5.000% 01/01/2037 DD 08/01/08	800,684	818,428
FHLMC POOL #G0-4707	5.500% 08/01/2038 DD 09/01/08	2,446,639	2,500,343
FHLMC POOL #G1-1406	4.000% 06/01/2013 DD 06/01/03	241,080	244,689
FHLMC POOL #G1-1565	4.500% 01/01/2019 DD 05/01/04	488,646	502,167
FHLMC POOL #G1-1694	6.500% 09/01/2019 DD 05/01/05	3,185,432	3,291,411
FHLMC POOL #G1-2607	6.000% 05/01/2021 DD 03/01/07	3,572,552	3,687,517
FHLMC POOL #G1-3012	6.000% 03/01/2022 DD 02/01/08	1,598,751	1,653,492
FHLMC POOL #G1-3073	6.000% 07/01/2021 DD 03/01/08	3,386,370	3,532,417
FHLMC POOL #G1-3293	5.000% 12/01/2018 DD 09/01/08	954,375	987,212
FHLMC POOL #G3-0295	6.500% 05/01/2025 DD 07/01/06	1,633,001	1,741,448
FHLMC POOL #J0-2203	6.000% 04/01/2020 DD 06/01/05	467,849	485,792
FHLMC POOL #J0-2204	6.500% 01/01/2020 DD 06/01/05	299,579	310,885
FHLMC POOL #P6-0089	7.000% 12/01/2014 DD 01/01/03	44,065	45,694
FHLMC POOL #P6-0090	7.000% 03/01/2016 DD 01/01/03	38,842	40,256
FHLMC GROUP #C0-0710	5.500% 11/01/2028 DD 11/01/98	1,288,502	1,327,453
FHLMC GROUP #E2-0252	7.000% 07/01/2011 DD 07/01/96	23,154	23,574
FHLMC GROUP #E2-0257	7.000% 08/01/2011 DD 08/01/96	45,245	46,089
FHLMC INT PMT ON% DEB 2031	5.750% 01/15/2012 DD 01/14/02	800,000	898,096
FHLMC MULTI MTG 3068 AO PO	0.000% 01/15/2035 DD 11/01/05	576,257	510,650
FHLMC MULTICLAS MTG	0.000% 09/15/2036 DD 09/15/06	426,926	355,612
FHLMC MULTICLASS CTF 2344 ZJ	6.500% 08/15/2031 DD 08/01/01	38,402	40,192
FHLMC MULTICLASS CTFS 1617 PM	6.500% 11/15/2023 DD 11/01/93	399,106	419,748
FHLMC MULTICLASS CTFS 1671 I	7.000% 02/15/2024 DD 02/01/94	1,000,000	1,104,040
FHLMC MULTICLASS CTFS 2169 TB	7.000% 06/15/2029 DD 06/01/99	300,000	323,343
FHLMC MULTICLASS CTFS 2262 Z	7.500% 10/15/2030 DD 10/01/00	179,531	190,339
FHLMC MULTICLASS CTFS 2355 BP	6.000% 09/15/2016 DD 09/01/01	226,305	236,847
FHLMC MULTICLASS CTFS 2399 OH	6.500% 01/15/2032 DD 01/01/02	380,343	394,956

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FHLMC MULTICLASS CTFS 2410 NG	6.500% 02/15/2032 DD 02/01/02	682,453	708,693
FHLMC MULTICLASS CTFS 2425 OB	6.000% 03/15/2017 DD 03/01/02	263,791	277,202
FHLMC MULTICLASS CTFS 2474 NR	6.500% 07/15/2032 DD 07/01/02	272,454	284,352
FHLMC MULTICLASS CTFS 2484 LZ	6.500% 07/15/2032 DD 07/01/02	454,747	474,346
FHLMC MULTICLASS CTFS 2494 VA	6.000% 03/15/2014 DD 04/01/03	139,417	143,118
FHLMC MULTICLASS CTFS 2557 WJ	5.000% 07/15/2014 DD 01/01/03	238,587	240,228
FHLMC MULTICLASS CTFS 2565 MB	6.000% 05/15/2030 DD 01/01/03	131,537	134,647
FHLMC MULTICLASS CTFS 2619 HR	3.500% 11/15/2031 DD 05/01/03	243,984	235,715
FHLMC MULTICLASS CTFS 2628 WA	4.000% 07/15/2028 DD 06/01/03	500,000	497,705
FHLMC MULTICLASS CTFS 2686 GB	5.000% 05/15/2020 DD 10/01/03	488,316	499,752
FHLMC MULTICLASS CTFS 2695 DE	4.000% 01/15/2017 DD 10/01/03	500,000	505,615
FHLMC MULTICLASS CTFS 2780 JG	4.500% 04/15/2019 DD 04/01/04	268,102	273,314
FHLMC MULTICLASS CTFS 2841 YA	5.500% 07/15/2027 DD 08/01/04	715,259	728,284
FHLMC MULTICLASS CTFS 2931 GA	5.000% 11/15/2028 DD 02/01/05	602,066	609,357
FHLMC MULTICLASS CTFS 2989 PO	0.000% 06/15/2023 DD 05/01/05	60,302	54,871
FHLMC MULTICLASS CTFS 3047 OB	5.500% 12/15/2033 DD 10/01/05	289,922	300,136
FHLMC MULTICLASS CTFS 3138 PO	0.000% 04/15/2036 DD 04/01/06	324,291	276,299
FHLMC MULTICLASS CTFS T-54 3A	7.000% 02/25/2043 DD 02/01/03	85,852	87,731
FHLMC MULTICLASS CTS 2752 JB	4.500% 02/15/2019 DD 02/01/04	1,000,000	1,020,140
FHLMC MULTICLASS MTG	VAR RT 05/15/2036 DD 04/15/06	3,725,655	307,031
FHLMC MULTICLASS MTG	10.000% 11/15/2022 DD 06/01/98	78,737	87,815
FHLMC MULTICLASS MTG	6.500% 08/15/2028 DD 08/01/98	273,434	285,098
FHLMC MULTICLASS MTG	6.000% 01/15/2017 DD 01/01/02	851,629	893,844
FHLMC MULTICLASS MTG	6.000% 11/15/2029 DD 06/01/02	368,887	379,481
FHLMC MULTICLASS MTG	5.000% 02/15/2022 DD 09/01/02	293,714	301,251
FHLMC MULTICLASS MTG	6.500% 03/15/2033 DD 03/01/03	66,609	15,001
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03	326,542	21,189
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03	231,387	17,016
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/03	1,000,000	1,020,670
FHLMC MULTICLASS MTG	VAR RT 03/15/2033 DD 05/15/03	544,783	39,339
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/06	560,000	571,043
FHLMC MULTICLASS MTG	VAR RT 06/15/2023 DD 06/15/03	396,096	40,921
FHLMC MULTICLASS MTG	4.500% 06/15/2018 DD 06/01/03	800,000	820,016
FHLMC MULTICLASS MTG	0.000% 12/15/2032 DD 07/01/03	197,634	170,493
FHLMC MULTICLASS MTG	4.500% 07/15/2018 DD 07/01/03	1,020,355	1,013,090
FHLMC MULTICLASS MTG	VAR RT 02/15/2025 DD 08/15/03	25,685	25,416
FHLMC MULTICLASS MTG	VAR RT 10/15/2015 DD 09/15/03	207,918	178,425
FHLMC MULTICLASS MTG	VAR RT 10/15/2021 DD 10/15/03	404,886	31,929
FHLMC MULTICLASS MTG	VAR RT 05/15/2030 DD 02/15/04	225,107	224,801
FHLMC MULTICLASS MTG	VAR RT 01/15/2019 DD 07/15/04	113,890	103,652
FHLMC MULTICLASS MTG	0.000% 02/15/2036 DD 02/01/06	371,659	295,503
FHLMC MULTICLASS MTG 1837 Z	6.500% 04/15/2026 DD 04/01/96	332,094	345,225
FHLMC MULTICLASS MTG 2102 TC	6.000% 12/15/2013 DD 12/01/98	525,370	546,064
FHLMC MULTICLASS MTG 2505 KE	6.000% 06/15/2031 DD 09/01/02	492,551	495,546
FHLMC MULTICLASS MTG 2508 AQ	5.500% 10/15/2017 DD 10/01/02	821,969	859,558
FHLMC MULTICLASS MTG 2513 TG	6.000% 02/15/2032 DD 10/01/02	259,113	265,837
FHLMC MULTICLASS MTG 2513 YO	0.000% 02/15/2032 DD 10/01/02	120,517	109,345
FHLMC MULTICLASS MTG 2519 BT	8.500% 09/15/2031 DD 11/01/02	18,420	20,002
FHLMC MULTICLASS MTG 2527 TB	6.000% 11/15/2032 DD 11/01/02	100,000	103,953
FHLMC MULTICLASS MTG 2532 CL B	5.000% 09/15/2016 DD 12/01/02	5,068,130	5,156,721
FHLMC MULTICLASS MTG 2537 TE	5.500% 12/15/2017 DD 12/01/02	1,000,000	1,052,640

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FHLMC MULTICLASS MTG 2591 QU	3.750% 06/15/2017 DD 03/01/03	819,531	824,325
FHLMC MULTICLASS MTG 2645 DA	4.500% 07/15/2018 DD 07/01/03	868,935	860,011
FHLMC MULTICLASS MTG 2650 QN	4.500% 01/15/2033 DD 07/01/03	547,735	542,663
FHLMC MULTICLASS MTG 2657 MD	5.000% 12/15/2020 DD 08/01/03	1,000,000	1,029,530
FHLMC MULTICLASS MTG 2766 SW I	VAR RT 09/15/2029 DD 03/15/04	875,389	67,974
FHLMC MULTICLASS MTG 2772 CS	VAR RT 04/15/2034 DD 04/15/04	191,451	197,445
FHLMC MULTICLASS MTG 2907 VC	4.500% 05/15/2034 DD 12/01/04	882,095	845,320
FHLMC MULTICLASS MTG 2981 NA	5.000% 07/15/2025 DD 05/01/05	1,776,397	1,796,488
FHLMC MULTICLASS MTG 3036 NS I	VAR RT 08/15/2035 DD 09/15/05	604,476	50,250
FHLMC MULTICLASS MTG 3134 PO	0.000% 03/15/2036 DD 03/01/06	199,412	170,178
FHLMC MULTICLASS MTG 3150 PO	0.000% 05/15/2036 DD 05/01/06	245,231	213,787
FHLMC MULTICLASS MTG 3260 CS I	VAR RT 01/15/2037 DD 01/15/07	354,236	23,001
FHLMC MULTICLASS MTG 3274 JO P	0.000% 02/15/2037 DD 02/01/07	461,770	370,206
FHLMC MULTICLASS MTG 3299 KA	5.000% 12/15/2027 DD 04/01/07	5,410,636	5,518,416
FHLMC MULTICLASS MTG 3331 PO P	0.000% 06/15/2037 DD 06/15/07	334,461	291,563
FHLMC MULTICLASS MTG 3356 PA	6.000% 11/15/2026 DD 08/01/07	478,325	488,896
FHLMC MULTICLASS MTG P/C 1668D	6.500% 02/15/2014	261,695	272,304
FHLMC MULTICLASS MTG R006 Z	6.000% 04/15/2036 DD 04/01/06	2,932,608	2,870,759
FHLMC MULTICLASS MTG T-61 1A1	VAR RT 07/25/2044 DD 06/01/04	1,956,348	1,764,431
FHLMC MULTICLASS PO 3179 OA	0.000% 07/15/2036 DD 07/01/06	175,517	152,155
FHLMC MULTICLASS SER T-54 2A	6.500% 02/25/2043 DD 02/01/03	186,388	189,825
FID INST CASH PORT: MM FUND CLASS I SHS F/N/A	FID INST CASH PORT: MM FUND CLASS I SHS F/N/A	16,886,857	16,886,857
FIRST HORIZON MTG 04-AR7 2A1	VAR RT 02/25/2035 DD 12/01/04	217,724	187,785
FIRST HORIZON MTG P/T 05-AR1	VAR RT 04/25/2035 DD 02/01/05	240,361	188,602
FIRST UN NATL BK 99-C2 CL A2	6.645% 06/15/2031 DD 05/01/99	27,770	27,662
FLORIDA ST DEPT TRANS RIGHT OF	5.250% 07/01/2037 DD 02/01/08	1,300,000	1,260,766
FNMA POOL #0252165	6.000% 12/01/2013 DD 11/01/98	437,863	453,368
FNMA POOL #0252409	6.500% 03/01/2029 DD 02/01/99	80,611	84,147
FNMA POOL #0253845	6.000% 06/01/2016 DD 05/01/01	1,836,714	1,907,868
FNMA POOL #0254305	6.500% 05/01/2022 DD 04/01/02	276,615	287,981
FNMA POOL #0254344	6.500% 06/01/2022 DD 05/01/02	1,141,162	1,187,995
FNMA POOL #0254353	7.000% 05/01/2017 DD 04/01/02	57,639	60,357
FNMA POOL #0254686	5.500% 04/01/2018 DD 03/01/03	378,584	391,845
FNMA POOL #0254693	5.500% 04/01/2033 DD 03/01/03	522,063	538,101
FNMA POOL #0254774	5.500% 05/01/2013 DD 04/01/03	67,721	69,245
FNMA POOL #0254827	5.500% 05/01/2013 DD 05/01/03	99,536	101,817
FNMA POOL #0254919	4.000% 09/01/2018 DD 08/01/03	520,385	526,250
FNMA POOL #0256448	6.000% 10/01/2026 DD 09/01/06	2,593,502	2,676,572
FNMA POOL #0416704	6.000% 01/01/2013 DD 02/01/98	979,923	1,011,241
FNMA POOL #0445344	6.000% 11/01/2013 DD 11/01/98	565,958	585,998
FNMA POOL #0449782	6.000% 11/01/2013 DD 11/01/98	337,610	349,565
FNMA POOL #0462300	VAR RT 10/01/2035 DD 06/01/07	1,276,751	1,270,597
FNMA POOL #0506702	6.500% 08/01/2014 DD 08/01/99	1,505,541	1,553,477
FNMA POOL #0535063	6.500% 12/01/2014 DD 11/01/99	498,327	513,989
FNMA POOL #0535460	8.000% 09/01/2015 DD 08/01/00	127,966	135,224
FNMA POOL #0535850	6.000% 04/01/2016 DD 03/01/01	1,612,220	1,674,323
FNMA POOL #0535945	6.000% 05/01/2016 DD 04/01/01	1,277,855	1,332,129
FNMA POOL #0555382	5.500% 08/01/2015 DD 03/01/03	898,849	937,787
FNMA POOL #0555390	6.000% 03/01/2018 DD 03/01/03	160,152	166,339
FNMA POOL #0555551	6.000% 02/01/2018 DD 05/01/03	2,246,175	2,334,562
FNMA POOL #0555593	6.000% 02/01/2018 DD 06/01/03	1,082,522	1,127,946

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FNMA POOL #0572668	6.000% 04/01/2016 DD 03/01/01	872,700	906,316
FNMA POOL #0580166	6.000% 09/01/2016 DD 09/01/01	1,660,370	1,730,889
FNMA POOL #0583244	6.000% 05/01/2016 DD 05/01/01	649,547	674,710
FNMA POOL #0583745	6.000% 06/01/2016 DD 06/01/01	54,010	56,102
FNMA POOL #0585727	6.000% 05/01/2016 DD 05/01/01	642,600	667,494
FNMA POOL #0602589	7.000% 09/01/2031 DD 08/01/01	102,433	107,762
FNMA POOL #0603266	6.000% 09/01/2016 DD 09/01/01	1,198,779	1,245,627
FNMA POOL #0611007	5.500% 12/01/2016 DD 12/01/01	92,470	95,875
FNMA POOL #0612660	5.500% 10/01/2016 DD 10/01/01	421,975	437,461
FNMA POOL #0627139	6.500% 03/01/2017 DD 03/01/02	75,642	78,854
FNMA POOL #0636917	7.000% 03/01/2017 DD 03/01/02	89,361	93,574
FNMA POOL #0638411	5.500% 03/01/2017 DD 03/01/02	84,431	86,710
FNMA POOL #0638774	7.000% 05/01/2017 DD 05/01/02	242,700	254,092
FNMA POOL #0644987	6.000% 05/01/2017 DD 05/01/02	250,053	259,765
FNMA POOL #0648330	6.000% 06/01/2017 DD 06/01/02	1,816,182	1,886,541
FNMA POOL #0649768	6.000% 06/01/2017 DD 06/01/02	1,827,737	1,898,544
FNMA POOL #0665775	5.500% 09/01/2017 DD 09/01/02	122,331	125,633
FNMA POOL #0667070	7.000% 07/01/2017 DD 09/01/02	230,181	240,891
FNMA POOL #0667792	5.000% 03/01/2018 DD 03/01/03	381,864	395,010
FNMA POOL #0668811	6.000% 11/01/2017 DD 11/01/02	66,034	68,805
FNMA POOL #0670452	5.500% 11/01/2017 DD 11/01/02	536,974	556,058
FNMA POOL #0681270	5.000% 01/01/2018 DD 01/01/03	1,149,184	1,185,636
FNMA POOL #0681383	5.500% 02/01/2018 DD 02/01/03	572,507	593,082
FNMA POOL #0682316	4.500% 08/01/2028 DD 09/01/03	1,146,331	1,172,410
FNMA POOL #0682424	4.000% 07/01/2018 DD 07/01/03	203,478	205,792
FNMA POOL #0682450	4.000% 09/01/2018 DD 10/01/03	95,738	96,811
FNMA POOL #0683387	5.500% 02/01/2033 DD 02/01/03	45,230,193	46,622,830
FNMA POOL #0695533	8.000% 06/01/2027 DD 04/01/03	24,439	26,544
FNMA POOL #0695584	6.000% 03/01/2033 DD 03/01/03	44,674	46,153
FNMA POOL #0697602	4.500% 05/01/2018 DD 04/01/03	441,383	453,485
FNMA POOL #0698023	3.500% 04/01/2019 DD 04/01/04	256,289	257,188
FNMA POOL #0702902	5.000% 05/01/2033 DD 05/01/03	486,862	499,691
FNMA POOL #0708802	4.000% 06/01/2018 DD 05/01/03	392,728	397,217
FNMA POOL #0709848	5.000% 06/01/2018 DD 06/01/03	466,788	482,858
FNMA POOL #0709877	5.000% 06/01/2018 DD 06/01/03	315,286	325,205
FNMA POOL #0710238	4.500% 06/01/2018 DD 06/01/03	400,568	411,508
FNMA POOL #0720393	4.500% 07/01/2018 DD 07/01/03	443,829	455,950
FNMA POOL #0721535	5.000% 07/01/2033 DD 06/01/03	463,458	475,634
FNMA POOL #0722421	VAR RT 07/01/2033 DD 07/01/03	659,474	674,305
FNMA POOL #0723852	5.000% 07/01/2033 DD 07/01/03	781,899	802,439
FNMA POOL #0725352	4.500% 04/01/2019 DD 03/01/04	1,870,993	1,921,379
FNMA POOL #0725528	5.500% 04/01/2019 DD 05/01/04	485,153	502,589
FNMA POOL #0726128	4.000% 07/01/2018 DD 07/01/03	272,631	278,227
FNMA POOL #0727466	4.500% 08/01/2018 DD 08/01/03	463,950	477,954
FNMA POOL #0729296	5.000% 07/01/2033 DD 07/01/03	1,354,830	1,390,421
FNMA POOL #0733772	4.500% 08/01/2018 DD 08/01/03	1,073,199	1,102,401
FNMA POOL #0735023	4.500% 11/01/2014 DD 11/01/04	437,696	448,613
FNMA POOL #0735137	6.500% 11/01/2022 DD 12/01/04	852,299	888,598
FNMA POOL #0735290	4.500% 12/01/2019 DD 02/01/05	276,304	283,725
FNMA POOL #0735522	4.000% 12/01/2018 DD 04/01/05	1,697,136	1,716,262
FNMA POOL #0735539	VAR RT 04/01/2035 DD 04/01/05	713,517	702,729

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FNMA POOL #0740462	5.000% 11/01/2018 DD 10/01/03	213,131	219,793
FNMA POOL #0742078	4.500% 03/01/2019 DD 03/01/04	592,004	607,929
FNMA POOL #0743546	VAR RT 11/01/2033 DD 10/01/03	507,975	511,922
FNMA POOL #0744518	6.000% 06/01/2017 DD 09/01/03	656,392	681,952
FNMA POOL #0745407	6.000% 04/01/2024 DD 02/01/06	599,476	619,822
FNMA POOL #0745766	VAR RT 06/01/2035 DD 07/01/06	518,232	518,994
FNMA POOL #0745862	VAR RT 04/01/2035 DD 08/01/06	323,919	325,331
FNMA POOL #0745870	5.000% 10/01/2036 DD 09/01/06	11,425,315	11,707,863
FNMA POOL #0746299	VAR RT 09/01/2033 DD 09/01/03	422,646	422,346
FNMA POOL #0749596	5.000% 11/01/2018 DD 10/01/03	584,013	604,118
FNMA POOL #0749923	VAR RT 11/01/2033 DD 10/01/03	226,247	227,803
FNMA POOL #0751341	5.500% 03/01/2034 DD 03/01/04	57,409	59,138
FNMA POOL #0752786	6.000% 09/01/2033 DD 03/01/04	70,677	75,903
FNMA POOL #0756138	8.500% 11/01/2012 DD 11/01/03	32,133	33,405
FNMA POOL #0758614	VAR RT 11/01/2033 DD 11/01/03	278,092	276,952
FNMA POOL #0761326	5.000% 04/01/2019 DD 04/01/04	483,414	498,400
FNMA POOL #0767378	5.500% 03/01/2034 DD 03/01/04	87,343	89,974
FNMA POOL #0768005	4.000% 09/01/2013 DD 01/01/04	316,271	320,671
FNMA POOL #0773153	4.000% 06/01/2019 DD 06/01/04	593,484	599,942
FNMA POOL #0773445	4.000% 07/01/2019 DD 07/01/04	1,383,122	1,411,545
FNMA POOL #0773629	5.500% 04/01/2034 DD 03/01/04	118,104	121,663
FNMA POOL #0783635	VAR RT 08/01/2035 DD 08/01/05	478,086	479,501
FNMA POOL #0799157	VAR RT 08/01/2034 DD 09/01/04	574,983	586,494
FNMA POOL #0810896	VAR RT 01/01/2035 DD 12/01/04	427,977	428,101
FNMA POOL #0821179	VAR RT 05/01/2035 DD 04/01/05	240,898	240,980
FNMA POOL #0821378	VAR RT 05/01/2035 DD 05/01/05	468,070	469,787
FNMA POOL #0823660	VAR RT 05/01/2035 DD 05/01/05	283,421	283,208
FNMA POOL #0829709	VAR RT 06/01/2035 DD 06/01/05	1,468,242	1,500,866
FNMA POOL #0829951	6.000% 07/01/2017 DD 06/01/05	879,895	914,079
FNMA POOL #0838972	VAR RT 08/01/2035 DD 08/01/05	592,581	589,327
FNMA POOL #0841068	VAR RT 11/01/2034 DD 09/01/05	781,029	770,415
FNMA POOL #0844438	6.000% 12/01/2035 DD 11/01/05	17,725	18,274
FNMA POOL #0888101	5.000% 11/01/2035 DD 12/01/06	1,689,295	1,732,980
FNMA POOL #0888366	7.000% 04/01/2037 DD 04/01/07	1,288,341	1,349,047
FNMA POOL #0888681	5.000% 12/01/2018 DD 09/01/07	2,402,148	2,478,464
FNMA POOL #0888889	4.500% 12/01/2018 DD 11/01/07	2,951,696	3,040,787
FNMA POOL #0905694	VAR RT 12/01/2036 DD 12/01/06	347,989	357,705
FNMA POOL #0907742	7.000% 12/01/2036 DD 12/01/06	322,911	335,766
FNMA POOL #0920340	VAR RT 02/01/2036 DD 12/01/06	754,981	760,039
FNMA POOL #0995024	5.500% 08/01/2037 DD 10/01/08	16,051,620	16,526,747
FNMA POOL #0995113	5.500% 09/01/2036 DD 11/01/08	987,417	1,005,622
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 1/29 #323621	8,429	8,770
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 1/33 #555254	259,515	271,077
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 3/32 #636870	51,672	53,974
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 3/35 #735723	515,794	538,613
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 4/31 #535889	27,698	28,941
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 4/32 #254311	115,284	120,420
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 4/32 #642821	6,306	6,587
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 5/31 #580862	5,127	5,357
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 7/32 #545759	486,084	507,741
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 7/32 #545891	884,635	924,325

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 8/32 #545819	33,917	35,428
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 8/32 #645174	4,531	4,732
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 9/32 #646562	160,790	167,904
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 9/36 #831799	3,444,978	3,584,467
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 10/21 #254044	33,833	35,618
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 10/32 #662208	18,316	19,126
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 11/31 #607400	6,892	7,199
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 11/32 #671506	43,266	45,207
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 12/31 #545333	285,532	298,253
FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 12/31 #610362	4,725	4,935
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 4.00% 3/19 #773886	589,249	597,681
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 4.00% 8/18 #728852	62,983	63,943
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.00% 1/18 #254590	87,588	90,349
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.00% 2/18 #703710	344,087	354,933
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.00% 6/18 #721630	272,168	280,747
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 1/18 #680143	59,558	61,661
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 1/18 #684247	778,385	805,865
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 2/18 #555249	141,359	146,349
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 3/17 #629035	164,463	169,742
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 3/20 #735521	193,021	199,639
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 4/17 #633279	162,200	167,406
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 4/18 #254686	373,023	385,928
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 9/14 #545728	190,705	198,392
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 9/19 #725793	97,156	100,487
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 9/19 #725796	128,924	133,263
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 10/19 #795064	116,472	120,356
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 12/16 #616425	65,257	67,683
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 5.50% 12/17 #676658	74,676	77,313
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 6.00% 4/16 #725336	318,953	331,942
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 6.50% 5/13 #420033	98,384	102,452
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 6.50% 6/14 #323794	241,566	251,554
FNMA GTD MTG PASS THRU CTF	FNMA 15YR 6.50% 6/15 #555720	96,688	100,686
FNMA GTD MTG PASS THRU CTF	FNMA 20YR 6.50% 12/21 #545419	10,943	11,520
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.21% 5/35 #889946	423,589	419,662
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.30% 2/35 #995017	3,711,607	3,740,257
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.36% 10/37 #889704	297,256	299,988
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.41% 12/33 #888158	1,416,296	1,417,326
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.57% 6/33 #712321	291,151	294,613
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.58% 7/35 #826362	757,158	764,214
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.59% 7/35 #995016	630,548	635,932
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.61% 7/34 #735737	719,351	730,196
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.63% 2/35 #810417	2,496,994	2,506,990
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.74% 10/34 #794794	121,398	121,246
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.78% 5/35 #888548	856,019	863,996
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.85% 1/35 #813844	282,737	283,705
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.90% 2/36 #995015	475,762	481,261
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.987% #995269	1,895,085	1,909,298
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.08% 9/34 #790765	239,027	239,504
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.08% 9/36 #889945	739,435	745,096
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.10% 5/35 #827782	434,332	433,544
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.238% 4/36 #745670	513,577	509,165

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.26% 11/36 #901494	138,108	140,009
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.280% 3/35 #843014	20,293	20,425
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.30% 12/35 #850837	204,686	208,176
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.409% 2/36 #865319	47,090	47,071
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.50% 2/36 #880373	601,293	611,022
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.59% 9/36 #893081	232,810	235,591
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.63% 1/36 #880368	183,360	186,434
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.65% 7/37 #942609	119,740	122,441
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.73% 9/35 #843020	170,169	175,487
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.81% 2/36 #865519	113,950	116,210
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.81% 7/46 #887094	1,334,747	1,365,905
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.84% 3/36 #865958	431,650	440,766
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.92% 1/1 #745376	136,893	140,487
FNMA GTD MTG PASS THRU CTF	FNMA ARM 6.12% 4/36 #891326	85,986	87,889
FNMA GTD MTG PASS THRU CTF	FNMA ARM 6.18% 4/36 #891328	270,468	276,929
FNMA GTD MTG PASS THRU CTF	FNMA ARM 6.25% 6/36 #886983	43,165	43,527
FNMA GTD MTG PASS THRU CTF	FNMA ARM 6.31% 4/36 #868955	90,581	92,845
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.292% 3/33 #701296	12,000	12,095
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.555% 7/35 #832099	110,861	112,396
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.58% 7/35 #995273	172,044	172,904
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.584% 7/35 #815646	115,244	113,155
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.653% 3/35 #816322	5,265	5,279
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.765% 1/34 #995274	9,173	9,236
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.832% 8/34 #725858	21,198	21,046
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.893% 10/35 #847787	85,659	86,604
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.106% 9/34 #790762	28,125	28,183
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.221% 5/35 #827786	405,455	409,889
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.229% 8/33 #735030	34,676	34,749
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.344% 7/35 #834917	13,467	13,458
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.349% 12/34 #843013	45,654	45,805
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.541% 11/36 #745972	233,902	236,009
FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.752% 10/33 #755148	29,987	29,664
FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.753% 10/33 #746320	23,487	23,396
FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.791% 6/34 #783545	175,160	173,039
FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.854% 10/33 #879906	575,833	587,405
FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.984% 5/33 #703915	5,350	5,399
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.055% 10/18 #749296	13,708	13,803
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.079% 4/33 #708221	3,682	3,718
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.115% 2/35 #735343	7,701	7,747
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.118% 1/35 #807221	25,424	25,789
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.202% 1/35 #797418	73,632	73,836
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.293% 3/35 #815586	22,056	21,856
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.302% 1/35 #827592	36,747	36,233
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.305% 8/33 #555696	44,802	44,168
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.318% 3/33 #694530	16,286	16,391
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.319% 5/35 #735538	23,626	24,205
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.351 1/35 #783580	43,468	43,732
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.358% 10/33 #754672	11,539	11,499
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.372% 4/35 #820407	13,053	13,277
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.455% 3/35 #773281	60,760	61,124
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.493% 8/34 #735360	87,952	88,281

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.499% 3/35 #783587	133,231	133,277
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.5% 5/35 #820996	33,381	33,899
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.57% 2/35 #811803	22,961	23,285
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.573% 2/35 #816591	120,876	120,111
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.625% 2/35 #809931	96,167	96,848
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.67% 11/34 #799727	104,119	104,030
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.725% 3/35 #820598	191,258	189,993
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.801% 2/33 #695019	31,616	31,466
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.825% 12/34 #800297	74,207	74,352
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.845% 12/34 #800335	27,322	27,376
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.85% 11/34 #799812	100,430	100,757
FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.87% 10/34 #803596	392,086	392,369
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.05% 7/34 #801635	14,519	14,542
FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.203% 6/35 #830605	127,409	127,411
FNMA GTD REM P/T 06-115 OK PO	0.000% 12/25/2036 DD 11/25/06	880,518	706,000
FNMA GTD REMIC CTF93-217H PO	0.000% 08/25/2023 DD 10/01/93	44,813	38,462
FNMA GTD REMIC P/T	7.000% 12/25/2023 DD 12/01/93	847,817	874,362
FNMA GTD REMIC P/T	6.000% 12/25/2016 DD 11/01/01	530,306	554,711
FNMA GTD REMIC P/T	5.500% 06/25/2022 DD 12/01/02	14,483	1,331
FNMA GTD REMIC P/T 01-44 PD	7.000% 09/25/2031 DD 08/01/01	66,823	70,082
FNMA GTD REMIC P/T 01-7 PF	7.000% 03/25/2031 DD 02/01/01	30,128	31,538
FNMA GTD REMIC P/T 01-81 SL IO	VAR RT 01/18/2032 DD 12/18/01	434,169	60,354
FNMA GTD REMIC P/T 02-58 HC	5.500% 09/25/2017 DD 08/01/02	514,681	535,212
FNMA GTD REMIC P/T 02-63 KC	5.000% 10/25/2017 DD 09/01/02	790,497	814,963
FNMA GTD REMIC P/T 02-7 TG	6.000% 03/25/2017 DD 02/01/02	807,838	843,770
FNMA GTD REMIC P/T 02-80 A1	6.500% 11/25/2042 DD 10/01/02	2,635,323	2,743,213
FNMA GTD REMIC P/T 02-81 SJ IO	VAR RT 04/25/2032 DD 11/25/02	2,390,530	205,825
FNMA GTD REMIC P/T 02-94 BK	5.500% 01/25/2018 DD 12/01/02	1,611,454	1,700,229
FNMA GTD REMIC P/T 03-113 PC	4.000% 03/25/2015 DD 10/01/03	500,000	503,200
FNMA GTD REMIC P/T 03-35 BC	5.000% 05/25/2018 DD 04/01/03	1,000,000	1,042,230
FNMA GTD REMIC P/T 03-35 UC	3.750% 05/25/2033 DD 04/01/03	151,058	146,421
FNMA GTD REMIC P/T 03-47 PE	5.750% 06/25/2033 DD 05/01/03	300,000	307,614
FNMA GTD REMIC P/T 03-52 SX	VAR RT 10/25/2031 DD 05/25/03	118,081	124,858
FNMA GTD REMIC P/T 03-57 NK	5.000% 06/25/2018 DD 05/01/03	246,639	254,198
FNMA GTD REMIC P/T 03-68 QP	3.000% 07/25/2022 DD 06/01/03	186,243	183,148
FNMA GTD REMIC P/T 03-71 PS	VAR RT 08/25/2033 DD 07/01/03	55,127	41,795
FNMA GTD REMIC P/T 03-80 SV IO	VAR RT 06/25/2023 DD 07/25/03	427,974	45,079
FNMA GTD REMIC P/T 03-W4 2A	6.500% 10/25/2042 DD 03/01/03	40,734	41,688
FNMA GTD REMIC P/T 03-W6 1A41	5.398% 10/25/2042 DD 04/01/03	482,512	494,739
FNMA GTD REMIC P/T 04-27 HB	4.000% 05/25/2019 DD 04/01/04	500,000	498,595
FNMA GTD REMIC P/T 04-36 PC	5.500% 02/25/2034 DD 04/01/04	600,000	625,398
FNMA GTD REMIC P/T 04-70 BA	4.500% 11/25/2017 DD 09/01/04	355,809	362,690
FNMA GTD REMIC P/T 04-70 JA	4.500% 10/25/2019 DD 09/01/04	343,593	339,357
FNMA GTD REMIC P/T 04-W9 1A3	6.050% 02/25/2044 DD 06/01/04	4,500,000	4,858,290
FNMA GTD REMIC P/T 05-116 PB	6.000% 04/25/2034 DD 12/01/05	962,989	995,326
FNMA GTD REMIC P/T 05-56 S IO	VAR RT 07/25/2035 DD 06/25/05	467,078	35,264
FNMA GTD REMIC P/T 05-84 XM	5.750% 10/25/2035 DD 09/01/05	881,798	914,257
FNMA GTD REMIC P/T 06-22 AO	0.000% 04/25/2036 DD 03/01/06	152,423	134,856
FNMA GTD REMIC P/T 06-43 CL G	6.500% 09/25/2033 DD 05/01/06	710,908	731,332
FNMA GTD REMIC P/T 06-44 P PO	0.000% 12/25/2033 DD 05/01/06	299,592	259,275
FNMA GTD REMIC P/T 06-56 PO	0.000% 07/25/2036 DD 06/01/06	200,000	166,690

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FNMA GTD REMIC P/T 06-59 DA	6.500% 12/25/2033 DD 06/01/06	654,104	668,010
FNMA GTD REMIC P/T 06-59 QD PO	0.000% 01/25/2033 DD 06/01/06	367,679	288,290
FNMA GTD REMIC P/T 06-63 AE	6.500% 10/25/2033 DD 06/01/06	623,542	636,162
FNMA GTD REMIC P/T 06-63 CL AB	6.500% 10/25/2033 DD 06/01/06	616,148	628,619
FNMA GTD REMIC P/T 06-65 QO PO	0.000% 07/25/2036 DD 06/01/06	366,303	305,006
FNMA GTD REMIC P/T 06-78 BC	6.500% 01/25/2034 DD 07/01/06	639,250	652,911
FNMA GTD REMIC P/T 06-90 AO PO	0.000% 09/25/2036 DD 08/01/06	749,094	632,954
FNMA GTD REMIC P/T 07-106 A7	VAR RT 10/25/2037 DD 10/01/07	854,685	868,189
FNMA GTD REMIC P/T 07-114 A6	VAR RT 10/27/2037 DD 11/30/07	1,200,000	1,110,648
FNMA GTD REMIC P/T 07-14 OP PO	0.000% 03/25/2037 DD 02/01/07	356,619	290,135
FNMA GTD REMIC P/T 07-51 PA	5.500% 05/25/2037 DD 05/01/07	876,700	907,148
FNMA GTD REMIC P/T 07-68 PA	VAR RT 06/25/2036 DD 06/01/07	309,991	317,725
FNMA GTD REMIC P/T 07-79 PB	5.000% 04/25/2029 DD 07/01/07	500,000	512,925
FNMA GTD REMIC P/T 1994-34 DZ	6.000% 03/25/2009	5,058	5,061
FNMA GTD REMIC P/T 2003-74 KQ	4.000% 08/25/2018 DD 07/01/03	977,663	969,979
FNMA GTD REMIC P/T 2003-92 PC	4.500% 05/25/2015 DD 08/01/03	465,034	468,814
FNMA GTD REMIC P/T 2005-110 GJ	5.500% 11/25/2030 DD 11/01/05	947,958	974,425
FNMA GTD REMIC P/T 2005-68 PG	5.500% 08/25/2035 DD 07/01/05	949,215	979,922
FNMA GTD REMIC P/T 2006-72 GO	VAR RT 08/25/2036 DD 07/01/06	735,353	614,255
FNMA GTD REMIC P/T 2006-WI 1A1	6.500% 12/25/2045 DD 03/01/06	657,407	685,209
FNMA GTD REMIC P/T 2006-WI 1A2	7.000% 12/25/2045 DD 03/01/06	768,349	815,279
FNMA GTD REMIC P/T 2007-47 PC	5.000% 07/25/2033 DD 04/01/07	500,000	512,375
FNMA GTD REMIC P/T 99-15 S IO	VAR RT 02/25/2024 DD 02/25/94	410,471	46,617
FNMA GTD REMIC P/T CTF 92-205Z	7.00% 11/25/2022	461,456	492,498
FNMA GTD REMIC P/T CTF 94-40-Z	6.500% 03/25/2024	987,915	1,036,373
FORD CR AUTO	FORDO 06-A A3 5.05% 03/10	33,593	33,526
FORD CR AUTO 06-B A-4	5.250% 09/15/2011 DD 08/29/06	700,000	671,419
FORD CR AUTO 07-A CL A-3A	5.400% 08/15/2011 DD 06/27/07	525,000	508,762
FORTUNE BRANDS INC	FORTUNE BRANDS 5.125% 1/15/11	1,655,000	1,589,637
FPL GROUP CAP INC DEB	7.875% 12/15/2015 DD 12/12/08	80,000	86,633
FPL GROUP CAP INC GTD DEB	5.350% 06/15/2013 DD 06/17/08	100,000	100,204
FRANCE TELECOM SA NT	STEP 03/01/2011 DD 09/01/01	155,000	163,107
FREDDIE MAC	FHLMC 5.75% 1/15/12	1,065,000	1,190,379
FREDDIE MAC	FHLM ARM 4.49% 4/35 #1B2869	299,771	302,175
FREDDIE MAC	FHLM ARM 4.69% 11/35 #1B2428	530,704	535,135
FREDDIE MAC	FHLM ARM 4.77% 10/34 #1B2053	137,993	139,368
FREDDIE MAC	FHLM ARM 4.82% 9/34 #1B1946	64,500	65,058
FREDDIE MAC	FHLM ARM 5.15% 4/35 #1N0006	225,883	228,209
FREDDIE MAC	FHLM ARM 5.21% 3/36 #1G1851	81,568	81,401
FREDDIE MAC	FHLM ARM 5.57% 1/36 #1N0107	271,364	275,298
FREDDIE MAC	FHLM ARM 5.78% 10/35 #1N0063	75,576	76,678
FREDDIE MAC	FHLM ARM 5.87% 6/36 #1G1894	103,252	105,393
FREDDIE MAC	FHLM ARM 6.04% 6/36 #1G2426	95,226	97,281
FREDDIE MAC	FHLM ARM 6.04% 7/37 #1J1803	519,622	532,663
FREDDIE MAC	FHLM ARM 6.08% 4/36 #1G1886	163,249	166,663
FREDDIE MAC	FHLM ARM 6.10% 6/36 #1G2425	96,541	98,830
FREDDIE MAC	FHLM ARM 6.52% 10/36 #1N0247	493,020	506,308
FREDDIE MAC	FHLM ARM 6.54% 2/37 #1J1516	1,765,111	1,820,271
FREDDIE MAC	FHLM ARM 6.64% 7/36 #1J1302	682,244	703,564
FREDDIE MAC	FHLM ARM 6.70% 8/36 #1N0188	86,098	88,494
FREDDIE MAC	FHLM ARM 6.74% 1/37 #1N0345	614,460	632,827

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
FREDDIE MAC	FHLM ARM 6.74% 10/36 #1A1096	503,416	517,562
FREDDIE MAC	FHLM ARM 6.85% 10/36 #1J1345	735,949	758,948
FREDDIE MAC	FHLM ARM 4.737% 10/35 #1B2360	3,354,428	3,381,905
FREDDIE MAC	FHLM ARM 4.889% 3/33 #847126	8,022	8,147
FREDDIE MAC	FHLM ARM 5.451% 11/35 #1G1790	119,744	121,447
FREDDIE MAC	FHLM ARM 4.232% 1/35 #782988	66,211	65,356
FREDDIE MAC	FHLM ARM 4.307% 3/35 #783067	30,307	29,926
FREDDIE MAC	FHLM ARM 4.314% 12/34 #1B2670	42,481	42,718
FREDDIE MAC	FHLM ARM 4.37% 3/35 #1G0125	76,982	77,359
FREDDIE MAC	FHLM ARM 4.401% 2/35 #1G0103	99,597	99,904
FREDDIE MAC	FHLM ARM 4.434% 2/35 #783032	61,483	60,964
FREDDIE MAC	FHLM ARM 4.441% 2/34 #781229	35,587	35,045
FREDDIE MAC	FHLM ARM 4.444% 3/35 #1G0133	62,161	62,424
FREDDIE MAC	FHLM ARM 4.497% 6/35 #1B2907	35,892	36,540
FREDDIE MAC	FHLM ARM 4.504% 3/35 #1G0145	45,179	45,370
FREDDIE MAC	FHLM ARM 4.55% 2/35 #1G0068	86,766	87,284
FREDDIE MAC	FHLM ARM 5.034% 4/35 #1N0002	200,462	199,965
FREDDIE MAC	FHR 2104 PG 6% 12/28	301,749	310,049
FREDDIE MAC	FHR 2516 AH 5% 1/16	52,544	52,965
GAZPROM INTL SA	7.201% 01-FEB-2020	342,129	250,062
GCCFC 2007—GG9	GCCFC 07-GG9 A1 5.233% 03/39	246,923	232,341
GE CAP COMM MOR	GEN ELEC CAP MTN 5.4 9/20/13	1,500,000	1,502,163
GE CAP COMM MOR	GECMC 04-C2 A2 4.119% 3/40	375,000	362,618
GE CAP COMM MOR	GECMC 04-C3 A2 4.433 7/39	600,000	590,411
GENERAL DYNAMICS CORP NT	4.250% 05/15/2013 DD 05/15/03	190,000	189,991
GENERAL ELEC CAP CORP #TR00747	5.650% 06/09/2014 DD 06/09/06	650,000	644,813
GENERAL ELEC CAP CORP #TR00806	5.875% 01/14/2038 DD 01/14/08	2,000,000	1,957,720
GENERAL ELEC CAP CORP MEDIUM	5.250% 10/19/2012 DD 10/19/07	2,515,000	2,533,133
GENERAL ELEC CAP CORP MEDIUM	5.250% 10/19/2012 DD 10/19/07	1,500,000	1,510,815
GENERAL ELEC CAP CORP MTN	5.400% 09/20/2013 DD 09/20/07	1,000,000	1,001,440
GENERAL ELEC CAP MTN #TR 00443	7.375% 01/19/2010 DD 01/19/00	560,000	575,652
GENERAL ELEC CAP MTN #TR 00551	6.000% 06/15/2012 DD 06/07/02	2,050,000	2,103,403
GENERAL ELEC CAP MTN #TR 00575	5.450% 01/15/2013 DD 12/06/02	970,000	976,945
GENERAL ELEC CAP MTN #TR 00775	5.400% 02/15/2017 DD 02/13/07	1,000,000	995,310
GENERAL ELEC CAP MTN #TR00482	6.125% 02/22/2011 DD 02/21/01	585,000	605,475
GENERAL ELEC CAP MTN #TR00635	3.125% 04/01/2009 DD 03/29/04	400,000	399,276
GENERAL ELEC CAP MTN #TR00771	5.200% 02/01/2011 DD 01/29/07	200,000	202,562
GENERAL ELEC CAP MTN TR 00521	5.875% 02/15/2012 DD 02/15/02	1,340,000	1,377,667
GENERAL ELEC CO NT	5.250% 12/06/2017 DD 12/06/07	6,600,000	6,579,870
GENERAL MILLS INC NT	5.650% 09/10/2012 DD 08/29/07	75,000	76,556
GENERAL MLS INC NT	6.000% 02/15/2012 DD 02/21/02	300,000	311,211
GENWORTH GLOBAL FDG TRS SECD	5.200% 10/08/2010 DD 10/11/07	650,000	513,286
GERMANY (FEDERAL REPUBLIC)	4.250% BDS 04-JUL-2039 EUR0.01	6,500,000	10,227,626
GERMANY FED REP	4.750% BDS 04-JUL-2034	200,000	320,821
GLAXOSMITH CAP	GLAXOSMTH KLINE 4.85% 5/15/13	970,000	972,965
GLAXOSMITHKLINE CAP INC GTD NT	4.850% 05/15/2013 DD 05/13/08	5,000,000	5,015,300
GMAC COML MTG S	GMACC 04-C2 A2 CSTR 8/38	285,000	272,871
GMAC COML MTG S	GMACC 04-C3 X2 CSTR 12/41	2,880,454	33,596
GMACM MTG LN TR 05-AR3 3A4	VAR RT 06/19/2035 DD 05/01/05	300,000	143,760
GMNA REMIC PT	GNR 03-47 C 4.227 10/27	597,818	602,237
GNII	GNII ARM 4.50% 2/37 #081844	853,528	860,238

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
GNII	GNII ARM 3.750% 1/34 #080817	213,511	206,054
GNMA	GNMA 7.00% 2/28 #462548	6,019	6,332
GNMA	GNMA 7.00% 2/28 #468709	21,956	23,098
GNMA	GNMA 7.00% 5/32 #552576	77,758	81,608
GNMA	GNMA 7.00% 7/28 #462643	275,425	289,751
GNMA	GNMA 7.00% 8/28 #416611	73,259	77,069
GNMA	GNMA 7.00% 8/28 #458917	10,387	10,928
GNMA	GNMA 7.00% 10/28 #481353	145,076	152,622
GNMA	GNMA 8.00% 11/29 #186997	16,049	17,411
GNMA POOL #0466542	6.500% 02/15/2029 DD 02/01/99	6,332	6,612
GNMA POOL #0479334	8.500% 05/15/2030 DD 05/01/00	1,695	1,852
GNMA POOL #0486123	8.500% 08/15/2030 DD 08/01/00	6,379	6,966
GNMA POOL #0489890	8.500% 06/15/2030 DD 06/01/00	6,629	7,242
GNMA POOL #0490157	6.500% 03/15/2029 DD 03/01/99	1,625	1,697
GNMA POOL #0491155	6.500% 01/15/2029 DD 01/01/99	46,177	48,221
GNMA POOL #0491603	8.500% 11/15/2029 DD 11/01/99	26,884	29,353
GNMA POOL #0497229	6.500% 05/15/2029 DD 05/01/99	1,565	1,634
GNMA POOL #0502020	8.500% 10/15/2029 DD 10/01/99	19,374	21,159
GNMA POOL #0506244	8.500% 06/15/2030 DD 06/01/00	3,323	3,627
GNMA POOL #0507880	6.500% 05/15/2029 DD 05/01/99	10,312	10,766
GNMA POOL #0508360	8.500% 07/15/2030 DD 07/01/00	6,942	7,576
GNMA POOL #0515099	7.000% 02/15/2015 DD 02/01/00	76,151	78,935
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	13,480	14,718
GNMA POOL #0522578	8.500% 01/15/2030 DD 01/01/00	1,649	1,787
GNMA POOL #0522679	8.500% 03/15/2030 DD 03/01/00	2,513	2,745
GNMA POOL #0522730	8.500% 04/15/2030 DD 04/01/00	390	426
GNMA POOL #0529295	8.500% 03/15/2030 DD 03/01/00	21,442	23,421
GNMA POOL #0529481	8.500% 07/15/2030 DD 07/01/00	1,149	1,255
GNMA POOL #0530795	6.500% 01/15/2023 DD 01/01/03	485,990	519,139
GNMA POOL #0531251	8.500% 07/15/2030 DD 07/01/00	14,901	16,278
GNMA POOL #0531778	8.500% 07/15/2030 DD 07/01/00	7,409	8,088
GNMA POOL #0532248	8.500% 05/15/2030 DD 07/01/00	382	417
GNMA POOL #0532746	8.500% 07/15/2030 DD 07/01/00	4,032	4,402
GNMA POOL #0532769	8.500% 08/15/2030 DD 08/01/00	24,187	26,413
GNMA POOL #0537549	8.500% 07/15/2030 DD 07/01/00	3,228	3,525
GNMA POOL #0540101	8.500% 12/15/2030 DD 12/01/00	3,769	4,117
GNMA POOL #0540964	8.500% 10/15/2030 DD 10/01/00	1,219	1,332
GNMA POOL #0541025	8.500% 02/15/2031 DD 02/01/01	17,909	19,437
GNMA POOL #0593677	6.500% 04/15/2023 DD 04/01/03	271,348	289,873
GNMA POOL #0634511	6.000% 09/15/2038 DD 09/01/08	998,893	1,030,438
GNMA POOL #0641437	6.500% 06/15/2020 DD 06/01/05	241,960	251,878
GNMA POOL #0645922	6.000% 06/15/2036 DD 06/01/06	984,683	1,016,586
GNMA POOL #0659610	6.000% 08/15/2036 DD 08/01/06	2,174,322	2,245,683
GNMA POOL #0661510	6.000% 11/15/2036 DD 11/01/06	891,378	920,080
GNMA POOL #0663812	6.000% 01/15/2037 DD 01/01/07	50,069	51,677
GNMA POOL #0664433	6.000% 11/15/2037 DD 11/01/07	1,976,974	2,039,861
GNMA POOL #0675063	6.000% 01/15/2038 DD 01/01/08	2,062,265	2,127,824
GNMA POOL #0676600	6.000% 11/15/2037 DD 11/01/07	1,974,368	2,037,232
GNMA POOL #0676717	6.000% 02/15/2038 DD 02/01/08	825,225	851,434
GNMA POOL #0676936	6.000% 04/15/2038 DD 04/01/08	54,304	56,026
GNMA POOL #0677106	6.000% 07/15/2038 DD 07/01/08	1,982,241	2,044,900

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
GNMA POOL #0678595	6.000% 07/15/2038 DD 07/01/08	53,218	54,903
GNMA POOL #0680615	6.000% 12/15/2037 DD 12/01/07	1,992,260	2,055,634
GNMA POOL #0686262	6.000% 05/15/2038 DD 05/01/08	54,442	56,166
GNMA POOL #0687060	6.000% 07/15/2038 DD 07/01/08	1,565,328	1,614,808
GNMA POOL #0688450	6.000% 05/15/2038 DD 05/01/08	992,361	1,023,780
GNMA POOL #0696484	6.000% 08/15/2038 DD 08/01/08	9,926,230	10,239,700
GNMA POOL #0696605	6.000% 08/15/2038 DD 08/01/08	999,045	1,030,595
GNMA POOL #0699270	6.000% 09/15/2038 DD 09/01/08	890,226	918,339
GNMA POOL #0780462	7.500% 06/15/2009 DD 11/01/96	313	313
GNMA POOL #0780470	6.500% 07/15/2009 DD 11/01/96	5,759	5,870
GNMA POOL #0781163	8.500% 04/15/2030 DD 04/01/00	740	808
GNMA POOL #0781570	8.000% 01/15/2016 DD 03/01/03	47,773	50,410
GNMA POOL #0782140	6.000% 01/15/2037 DD 03/01/07	2,145,357	2,218,256
GNMA POOL #0782145	6.000% 04/15/2037 DD 04/01/07	494,208	511,684
GNMA POOL #0782370	6.000% 07/15/2038 DD 07/01/08	980,175	1,013,481
GNMA GTD P/T 06-028 GO PO	0.000% 03/20/2035 DD 06/01/06	162,661	138,106
GNMA GTD REMIC 00-9 CL ZJ	8.500% 02/16/2030 DD 02/01/00	276,162	297,932
GNMA GTD REMIC 02-47 PG	6.500% 07/16/2032 DD 07/01/02	425,527	441,812
GNMA GTD REMIC 03-18 OV	7.000% 10/20/2031 DD 03/01/03	376,547	387,290
GNMA GTD REMIC 2000-27 CL Z	7.500% 09/20/2030	61,089	63,084
GNMA GTD REMIC 2002-54 GB	6.500% 08/20/2032 DD 08/01/02	202,073	210,021
GNMA GTD REMIC P/T 02-31 S IO	VAR RT 01/16/2031 DD 05/16/02	81,837	9,183
GNMA GTD REMIC P/T 02-60 KZ	6.000% 08/20/2032 DD 08/01/02	1,271,910	1,302,513
GNMA GTD REMIC P/T 02-79 KV	6.000% 11/20/2013 DD 11/01/02	262,098	269,638
GNMA GTD REMIC P/T 03-24 PO	0.000% 03/16/2033 DD 03/01/03	14,421	12,269
GNMA GTD REMIC P/T 03-4 NI	5.500% 01/20/2032 DD 01/01/03	121,102	12,202
GNMA GTD REMIC P/T 03-52 PA PO	ZEROCPN 06/16/2033 DD 06/01/03	58,955	52,438
GNMA GTD REMIC P/T 04-73 AE	VAR RT 08/17/2034 DD 09/17/04	151,333	152,798
GNMA GTD REMIC P/T 07-49 NO	0.000% 12/20/2035 DD 08/01/07	915,884	814,633
GNMA GTD REMIC P/T 2002-40 UK	6.500% 06/20/2032 DD 06/01/02	398,495	417,044
GNMA GTD REMIC P/T 94-7 PQ	6.500% 10/16/2024 DD 10/01/94	955,263	1,003,370
GNMA GTD REMIC TR 2000-14 PD	7.000% 02/16/2030	181,353	190,298
GNMA GTD REMIC TR 2000-6 Z	7.500% 02/20/2030	63,272	68,528
GNMA II POOL #0080395	VAR RT 04/20/2030 DD 04/01/00	233,300	236,991
GOLDEN WEST FINL CORP DEL SR	4.750% 10/01/2012 DD 09/26/02	550,000	511,649
GOLDMAN SACHS GROUP INC	5.350% 01/15/2016 DD 01/17/06	3,000,000	2,739,690
GOLDMAN SACHS GROUP INC	5.350% 01/15/2016 DD 01/17/06	220,000	200,911
GOLDMAN SACHS GROUP INC BD	6.150% 04/01/2018 DD 04/01/08	5,700,000	5,477,472
GOLDMAN SACHS GROUP INC FDIC	3.250% 06/15/2012 DD 12/01/08	1,220,000	1,272,850
GOLDMAN SACHS GROUP INC NT	VAR RT 03/22/2016 DD 03/22/06	4,000,000	3,001,720
GOLDMAN SACHS GROUP INC NT	7.350% 10/01/2009 DD 09/29/99	150,000	151,740
GOLDMAN SACHS GROUP INC NT	6.875% 01/15/2011 DD 01/16/01	975,000	982,118
GOLDMAN SACHS GROUP INC SR	5.950% 01/18/2018 DD 01/18/08	5,700,000	5,404,569
GOLDMAN SACHS GROUP INC SR	5.950% 01/18/2018 DD 01/18/08	400,000	379,268
GOLDMAN SACHS GROUP INC SR NT	6.250% 09/01/2017 DD 08/30/07	5,400,000	5,236,056
GOLDMAN SACHS GROUP INC SR NT	5.450% 11/01/2012 DD 10/18/07	3,100,000	2,957,121
GOLDMAN SACHS GROUP INC SR NT	4.500% 06/15/2010 DD 06/28/05	1,755,000	1,725,731
GOLDMAN SACHS GROUP INC SR NT	6.600% 01/15/2012 DD 01/10/02	2,190,000	2,160,807
GOLDMAN SACHS GROUP INC SR NT	5.500% 11/15/2014 DD 11/15/02	700,000	634,536
GOLDMAN SACHS GROUP INC SR NT	4.750% 07/15/2013 DD 07/15/03	100,000	89,865
GOLDMAN SACHS GROUP INC SR NT	3.875% 01/15/2009 DD 01/13/04	135,000	134,945

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
GOLDMAN SACHS GROUP INC SR NT	5.150% 01/15/2014 DD 01/13/04	400,000	360,252
GOLDMAN SACHS GROUP INC SUB NT	5.000% 01/15/2011 DD 01/17/06	2,130,000	2,063,097
GOVERNMENT NATL	GNR 02-35 C CSTR 10/23	16,401	16,620
GRAND MET INVT CORP GTD DEB	9.000% 08/15/2011 DD 08/21/91	230,000	247,763
GS AUTO LN TR 2007-1 NT CL A-3	5.460% 12/15/2011 DD 06/28/07	475,000	465,894
GS MTG SEC CP	GSR 05-AR2 2A1 CSTR 4/35	224,546	178,369
GS MTG SECS CORP 04-10F 1A-1	4.500% 08/25/2019 DD 08/01/04	312,906	301,348
GS MTG SECS CORP 04-10F CL 2A1	5.000% 08/25/2019 DD 08/01/04	474,369	437,515
GSMS 07-GG10	GSMS 2007-GG10 A1 5.69% 8/45	317,173	256,391
GTE CORP	8.750% 11/01/2021 DD 11/01/91	150,000	168,747
HANCOCK JOHN GBL MTN #TR00046	3.500% 01/30/2009 DD 01/27/04	200,000	199,766
HARTFORD CAP APP IA	HARTFORD CAP APP IA	6,153,851	155,938,585
HEINZ H J FIN CO GTD NT	STEP 07/15/2011 DD 01/15/03	200,000	205,112
HEWLETT PACKARD CO GLOBAL NT	4.500% 03/01/2013 DD 03/03/08	915,000	928,798
HEWLETT PACKARD CO GLOBAL NT	5.400% 03/01/2017 DD 02/27/07	300,000	300,564
HEWLETT PACKARD CO GLOBAL NT	6.125% 03/01/2014 DD 12/05/08	325,000	345,475
HOME DEPOT INC SR NT	3.750% 09/15/2009 DD 09/16/04	1,300,000	1,287,676
HOME DEPOT INC SR NT	5.250% 12/16/2013 DD 12/19/06	715,000	667,667
HOME DEPOT INC SR NT	5.200% 03/01/2011 DD 03/24/06	240,000	233,366
HOME DEPOT INC SR NT	5.400% 03/01/2016 DD 03/24/06	350,000	313,222
HOUSEHOLD FIN CORP	4.750% 05/15/2009 DD 05/26/04	300,000	299,889
HOUSEHOLD FIN CORP #TR 00107	7.100% 12/15/2011 DD 12/27/01	250,000	241,975
HOUSEHOLD FIN CORP GLOBAL NT	4.750% 07/15/2013 DD 07/21/03	400,000	364,912
HOUSEHOLD FIN CORP NT	6.375% 10/15/2011 DD 10/23/01	250,000	245,963
HOUSEHOLD FIN CORP NT	7.000% 05/15/2012 DD 05/22/02	500,000	500,760
HOUSEHOLD FIN CORP NT	6.375% 11/27/2012 DD 11/27/02	600,000	595,374
HOUSEHOLD FINANCE CORP NTS	6.375% 08/01/2010 DD 07/28/98	1,080,000	1,072,872
HRPT PPTYS TR SR NT	6.650% 01/15/2018 DD 09/18/07	225,000	117,365
HRPT PROPERTIES	HRPT PROPERTIES 5.75 11/1/15	105,000	55,870
HRTFRD MIDCAP HLS IA	HRTFRD MIDCAP HLS IA	8,285,055	134,300,736
HSBC AUTO TR 05-1 A-4	4.350% 06/18/2012 DD 06/22/05	159,865	152,936
HSBC AUTO USA 2006 1 A-3	5.430% 06/17/2011 DD 06/08/06	179,985	176,306
HSBC AUTOMOTIVE TR 05-3 CL A4	4.940% 11/19/2012 DD 11/03/05	500,000	475,015
HSBC FIN CORP NT	6.750% 05/15/2011 DD 05/09/01	250,000	248,918
HSBC FIN CORP NT	5.000% 06/30/2015 DD 06/27/05	400,000	355,056
HSBC FIN CORP NT	5.250% 01/15/2014 DD 11/21/06	350,000	331,727
HSBC FINANCE CO	HSBC FINANCE CO 5% 6/30/15	500,000	443,819
HSBC USA ASSET BKD A	5.100% 06/15/2012 DD 09/15/06	600,000	585,654
HTFD INT;CAPAPPR IA	HTFD INT;CAPAPPR IA	3,502,371	20,488,873
HYUNDAI AUTO RE	HART 06-1 A-3 5.13 6/10	9,226	9,219
HYUNDAI AUTO RE	HART 06-1 B 5.29 11/12	28,168	27,566
IBM INTL GROUP CAP LLC NT	5.050% 10/22/2012 DD 10/22/07	1,715,000	1,789,482
INTERATIONAL LEASE #TR 00583	5.625% 09/20/2013 DD 09/19/06	330,000	220,364
Interest in Raytheon Company Combined DB/DC Master Trust	Investment in Master Trust	25,645,374	268,405,275
INTERNATIONAL BUSINESS MACHS	6.500% 10/15/2013 DD 10/15/08	675,000	739,955
INTERNATIONAL LEASE CORP	4.875% 09/01/2010 DD 08/23/05	1,365,000	1,070,010
INTERNATIONAL LEASE FIN CORP	5.300% 05/01/2012 DD 04/24/07	5,000,000	3,512,000
INTERNATIONAL LEASE FIN CORP	5.300% 05/01/2012 DD 04/24/07	250,000	175,600
INTERNATIONAL LEASE FIN CORP	6.375% 03/15/2009 DD 03/08/02	450,000	432,032
INTERNATIONAL LEASE FIN CORP	5.875% 05/01/2013 DD 04/29/03	575,000	383,870
INTERNATIONAL LEASE FIN CORP	3.500% 04/01/2009 DD 03/24/04	200,000	189,902

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
INTERNATIONAL LEASE FIN SR NT	5.000% 09/15/2012 DD 09/22/05	621,000	427,937
INTERNATIONAL PAPER CO NT	4.000% 04/01/2010 DD 03/18/04	125,000	120,289
INTERNATIONAL PAPER CO SR NT	4.250% 01/15/2009 DD 12/15/03	80,000	79,698
INUIT SR NT	5.750% 03/15/2017 DD 03/12/07	5,000,000	3,697,500
JOHN DEERE CAP CORP MTN	4.500% 04/03/2013 DD 04/03/08	740,000	708,365
JOHN DEERE CAP CORP MTN	4.500% 04/03/2013 DD 04/03/08	80,000	76,580
JP MORGAN CHASE CO MEDIUM TERM	VAR RT 06/25/2012 DD 06/25/07	5,300,000	4,780,441
JP MORGAN CHASE NK NA NEW YORK	6.000% 10/01/2017 DD 09/24/07	3,500,000	3,530,380
JPMC CO	JP MORGAN CHASE 5.6% 6/01/11	1,780,000	1,788,402
JPMC CO	JP MORGAN CHASE 5.75% 1/02/13	500,000	507,273
JPMC CO	JPMORGAN CHAS 4.891/VAR 9/15	355,000	356,700
JPMC CO	JPMORGAN CHASE 4.75% 5/1/13	2,395,000	2,363,312
JPMC CO	JPMCC 2001-CIB2 A2 6.244 4/35	268,852	264,824
JPMMT 2007-A1	JPMMT 07-A1 1A1 CSTR 7/35	107,567	79,895
JPMORGAN CHASE & CO SR NT	6.000% 01/15/2018 DD 12/20/07	2,900,000	3,061,008
KELLER TEX INDPT SCH DIST SCH	4.750% 08/15/2030 DD 02/01/07	600,000	574,164
KELLOGG CO SR NT	5.125% 12/03/2012 DD 12/03/07	60,000	59,980
KELLOGG CO SR NT	4.250% 03/06/2013 DD 03/06/08	200,000	193,678
KEYBANK NATL ASSN CLEVELAND	5.500% 09/17/2012 DD 09/10/07	250,000	233,060
KEYCORP MEDIUM TERM SR NTS	6.500% 05/14/2013 DD 05/14/08	245,000	225,863
KEYCORP MEDIUM TRM SR #SR00090	4.700% 05/21/2009 DD 05/21/04	300,000	297,864
KEYSPAN GAS EAST MTN #TR 00001	7.875% 02/01/2010 DD 02/01/00	125,000	128,540
KINDER MORGAN ENERGY PARTNERS	7.125% 03/15/2012 DD 03/14/02	3,000,000	2,897,400
KINDER MORGAN ENERGY PARTNERS	6.950% 01/15/2038 DD 06/21/07	1,000,000	808,750
KOREA DEV BK USD NT	VAR RT 04/03/2010 DD 04/03/07	1,800,000	1,738,008
KOREA DEVELOPMENT BANK	KOREA DEV BANK 3.875% 3/02/09	820,000	817,667
KRAFT FOOD INC BD	6.000% 02/11/2013 DD 08/13/07	780,000	792,659
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	1,900,000	1,861,810
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	500,000	489,950
KRAFT FOODS INC NT	6.750% 02/19/2014 DD 12/19/08	95,000	98,588
KROGER CO NT	8.050% 02/01/2010 DD 02/11/00	500,000	508,195
LB—UBS COML MTG	LBUBS 01-C2 A2 6.653 11/27	215,000	211,064
LB—UBS COML MTG	LBUBS 03-C3 A2 3.086 5/27	14,181	14,150
LB—UBS COML MTG	LBUBS 04-C6 A2 4.187% 8/29	475,000	465,967
LB—UBS COML MTG	LBUBS 2001-C3 B 6.512 6/36	295,000	286,435
LB UBS COML MTG TR 04C2 A3	3.973% 03/15/2029 DD 03/11/04	2,865,000	2,602,623
LB UBS MTG TR	LBUBS 07-C2 A1 5.226 2/40	147,901	139,536
LB UBS MTG TR	LBUBS 07-C2 XCP CSTR 2/40	18,105,736	305,971
LBUBS 2007-C1	LBUBS 07-C1 A1 CSTR 2/15/40	142,230	134,597
LBUBS CMT 06 C7	LBUBS 2006-C7 A1 5.279 11/38	117,034	110,592
LBUBS COML MTG	LBUBS 2006-C6 A1 5.23 9/39	227,187	215,713
LEHMAN BROS HLDGS INC DTD	VAR RT 12/31/2049 DD 05/17/07	1,105,000	111
LEHMAN BROS HLDGS INC MEDIUM	6.875% 05/02/2018 DD 04/24/08	3,900,000	370,500
LEHMAN BROS HLDGS INC MEDIUM	6.750% 12/28/2017 DD 12/21/07	50,000	5
LEHMAN BROS HLDGS INC NT	7.875% 08/15/2010 DD 08/15/00	1,746,000	165,870
LEHMAN BROS HLDGS INC SR NTS	7.200% 08/15/2009 DD 08/19/97	104,000	9,880
LEHMAN BROTHERS HLDGS #TR00621	5.500% 04/04/2016 DD 03/29/06	125,000	11,875
LEHMAN BROTHERS HLDGS INC MTN	6.000% 07/19/2012 DD 07/19/07	400,000	38,000
LEHMAN BROTHERS HLDGS TR 00387	6.625% 01/18/2012 DD 01/10/02	125,000	11,875
LEHMAN BROTHERS MTN # TR 00476	4.800% 03/13/2014 DD 02/25/04	200,000	20,244
LEHMAN BROTHERS MTN #TR00636	5.750% 05/17/2013 DD 05/16/06	320,000	30,400

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
LEHMAN MTG TR 06-2 CL 1-A1	VAR RT 04/25/2036 DD 03/01/06	474,547	369,425
LIBERTY PROP LP	LIBERTY PROP LP 5.125 3/2/15	210,000	139,614
LIBERTY PROP LP	LIBERTY PROP LP 5.5% 12/15/16	365,000	229,950
LOANS TO PARTICIPANTS	INTEREST RATE RANGE 4.00%—10.00%	—	211,953,025
LOS ANGELES CALIF CMNTY COLLEG	5.000% 08/01/2031 DD 10/11/06	1,900,000	1,806,178
LOS ANGELES CALIF UNI SCH DIST	4.500% 07/01/2022 DD 01/31/07	2,800,000	2,734,928
MACK CALI RLTY	MACK CALI LP 5.05% 4/15/10	275,000	242,501
MACK CALI RLTY	MACK CALI RLTY 7.25% 3/15/09	395,000	390,245
MANUFACTURERS & TRADERS TR CO	6.625% 12/04/2017 DD 12/04/07	350,000	325,647
MARATHON OIL CORP SR NT	6.000% 10/01/2017 DD 09/27/07	300,000	255,801
MARISCO FOCUS	MARISCO FOCUS	3,090,252	36,279,560
MARSH & MCLENNAN COS INC	5.750% 09/15/2015 DD 09/16/05	5,000,000	4,453,650
MARSHALL & ILSLEY MTN # 00145	5.350% 04/01/2011 DD 03/28/06	350,000	316,722
MASSMUTUAL GLOBAL FDG #TR00020	3.500% 03/15/2010 DD 03/15/04	200,000	195,132
MASTER ASSET SEC TR 03-4 2A2	5.000% 05/25/2018 DD 04/01/03	125,299	125,371
MASTER ASSET SECUR 03-4 CL 3A2	5.000% 05/25/2018 DD 04/01/03	346,975	345,917
MASTR ADJ RATE MTGS 04-13 3A6	VAR RT 11/21/2034 DD 11/01/94	500,000	411,435
MASTR ADJ RATE MTGS 2003-6 4A2	VAR RT 01/25/2034 DD 11/01/03	1,317,336	1,129,840
MASTR ADJ RT MTGS 04-13 2A1	VAR RT 04/21/2034 DD 11/01/04	336,369	257,121
MASTR ALTERNATIVE LN 04-5 5A1	4.750% 06/25/2019 DD 05/01/04	413,524	406,684
MASTR ASSET SEC 2003-11 6-A-2	4.000% 12/25/2033 DD 11/01/03	345,568	344,580
MASTR ASSET SECUR 03-3 CL 4A1	5.000% 04/25/2018 DD 03/01/03	249,214	248,098
MASTR ASSET SECUR 04-4 CL 3-A1	4.500% 04/25/2019 DD 03/01/04	452,288	441,514
MASTR ASSET SECURITIZ 03-2 2A1	4.500% 03/25/2018 DD 02/01/03	248,921	243,891
MAY DEPT STORES CO NTS	7.625% 08/15/2013 DD 08/15/95	125,000	89,161
MBNA CORP MTN	MBNA CORP 7.5% 3/15/12	400,000	411,730
MCDONNELL DOUGLAS CORP	9.750% 04/01/2012 DD 04/02/92	245,000	269,694
MCKESSON CORP NT	5.700% 03/01/2017 DD 03/05/07	5,000,000	4,522,900
MDAMERICAN ENR	MIDAMERICAN ENR 5.875% 10/1/12	1,710,000	1,705,746
MEDTRONIC INC SR NT	4.750% 09/15/2015 DD 09/15/05	250,000	238,258
MELLON FDG CORP GTD SR NT	3.250% 04/01/2009 DD 03/23/04	150,000	149,624
MERRIL LYNCH MT	MLMT 04-KEY2 A2 4.166% 8/39	727,569	699,509
MERRILL LYN CO	MERRILL LYN CO 6.15% 4/25/13	85,000	84,226
MERRILL LYN CO	MERRILL LYNCH 4.25% 2/8/10	2,095,000	2,047,741
MERRILL LYNCH & CO #TR 00394	4.125% 01/15/2009 DD 12/04/03	107,000	106,954
MERRILL LYNCH & CO INC MEDIUM	6.050% 08/15/2012 DD 08/15/07	300,000	295,974
MERRILL LYNCH & CO INC MEDIUM	5.450% 02/05/2013 DD 02/05/08	3,800,000	3,652,750
MERRILL LYNCH & CO INC MEDIUM	6.875% 04/25/2018 DD 04/25/08	7,700,000	8,054,431
MERRILL LYNCH & CO INC MEDIUM	6.050% 08/15/2012 DD 08/15/07	315,000	310,773
MERRILL LYNCH & CO INC MEDIUM	6.050% 08/15/2012 DD 08/15/07	280,000	276,242
MERRILL LYNCH & CO INC MEDIUM	6.150% 04/25/2013 DD 04/25/08	1,160,000	1,149,432
MERRILL LYNCH & CO INC MEDIUM	6.875% 04/25/2018 DD 04/25/08	133,000	139,122
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	1,100,000	1,102,057
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	267,000	267,499
MERRILL LYNCH & CO INC NTS	6.000% 02/17/2009 DD 02/17/99	43,000	43,012
MERRILL LYNCH & CO MTN TR00403	5.000% 02/03/2014 DD 02/03/04	700,000	655,627
MERRILL LYNCH & CO MTN TR00432	5.450% 07/15/2014 DD 07/19/04	430,000	425,064
MERRILL LYNCH & CO MTN TR00453	5.000% 01/15/2015 DD 11/22/04	570,000	512,578
MERRILL LYNCH & CO MTN TR00456	4.250% 02/08/2010 DD 02/07/05	1,000,000	977,440
MERRILL LYNCH MTG 05-MCP1 A-SB	VAR RT 05/12/2043 DD 06/01/05	350,000	315,994
MERRILL LYNCH MTG 2005-LC1 A4	VAR RT 01/12/2044 DD 12/01/05	100,000	82,032

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
MIDAMERICAN ENERGY CO SR NT	5.650% 07/15/2012 DD 06/29/07	2,000,000	2,003,320
MIDAMERICAN FDG LLC SR SECD NT	6.750% 03/01/2011 DD 03/19/01	210,000	211,294
ML CFC COML MTG TR 2006-1 A4	VAR RT 02/12/2039 DD 03/01/06	330,000	265,769
MLCFC 2007-C5	MLCFC 2007-5 A1 4.275 12/11	121,539	112,835
MLMT 2007-C1	MLMT 07-C1 A4 CSTR 6/50	605,000	432,658
MONSANTO CO NEW SR NT	7.375% 08/15/2012 DD 08/14/02	300,000	333,792
MONUMENTAL GLOBAL FDG 144A	4.375% 07/30/2009 DD 07/22/04	300,000	297,627
MORGAN J P & CO REPO	0.040% 01/02/2009 DD 12/31/08	29,464,422	29,464,422
MORGAN STANLEY & CO INC SR NT	4.250% 05/15/2010 DD 05/07/03	135,000	132,351
MORGAN STANLEY 06-IQ12 CL A1	VAR RT 12/15/2043 DD 12/01/06	286,704	270,331
MORGAN STANLEY 2006-TOP23 A-1	5.682% 08/12/2041 DD 08/01/06	82,817	78,716
MORGAN STANLEY CAP I 04-HQ3 A3	4.490% 01/13/2041 DD 03/01/04	2,870,000	2,728,968
MORGAN STANLEY DW & CO GL NT	6.750% 04/15/2011 DD 04/23/01	1,600,000	1,560,000
MORGAN STANLEY DW & CO NT	6.600% 04/01/2012 DD 04/03/02	300,000	285,000
MORGAN STANLEY GLOBAL MTN	5.750% 08/31/2012 DD 08/31/07	100,000	93,241
MORGAN STANLEY GLOBAL NT	5.300% 03/01/2013 DD 02/26/03	1,050,000	952,235
MORGAN STANLEY MTN SER F	VAR RT 02/09/2009 DD 02/09/06	1,900,000	1,890,538
MORGAN STANLEY NT	5.050% 01/21/2011 DD 10/21/05	1,200,000	1,152,588
MORGAN STANLEY NT	4.000% 01/15/2010 DD 11/12/04	300,000	291,288
MORGAN STANLEY NT	5.375% 10/15/2015 DD 10/21/05	300,000	258,243
MORGAN STANLEY SR MEDIUM TERM	5.950% 12/28/2017 DD 12/28/07	145,000	120,347
MORGAN STANLEY SR MTN SER F	5.625% 01/09/2012 DD 08/09/06	200,000	189,662
MORGAN STANLEY SR NT	6.000% 04/28/2015 DD 04/28/08	10,000,000	8,627,300
MORTGAGE IT TR 05-1 CL 1-A-1	VAR RT 02/25/2035 DD 01/19/05	191,159	93,251
MSC 2006-HQ10	MSC 06-HQ10 A1 5.131% 11/41	518,334	491,122
MSC 2006-HQ11	MSC 2007-HQ11 A1 CSTR 2/44	245,805	229,845
MSC 2006-TOP23	MSC 2006-T23 A1 5.682% 8/41	152,383	144,838
MSC 2007-IO13	MSC 07-IQ13 A1 5.05% 3/44	280,901	258,067
MSIF SMALL CO GROWTH I	MSIF SMALL CO GROWTH I	2,873,298	21,923,265
MUNDER MDCPCORE GR Y	MUNDER MDCPCORE GR Y	1,770,323	30,343,336
NABORS INDS INC GTD SR NT	6.150% 02/15/2018 DD 08/15/08	5,000,000	4,301,700
NATIONAL CITY BK CLEVE TR00248	VAR RT 01/21/2010 DD 01/21/05	175,000	167,475
NATIONAL COLLEG	NCSLT 05-1 AIO 6.75% 12/09	300,000	18,938
NATIONAL COLLEG	NCSLT 04-2 AIO 9.75% 10/14	551,000	131,099
NATIONAL RURAL UTILS CORP FIN	4.750% 03/01/2014 DD 02/25/04	300,000	278,574
NATIONSBANK MTN SR 00109	7.230% 08/15/2012 DD 08/15/97	125,000	128,341
NCNB CORP SUB NT	9.375% 09/15/2009 DD 09/27/89	250,000	259,428
NEW YORK LIFE GBL TR00002 144A	3.875% 01/15/2009 DD 01/12/04	100,000	100,024
NEW YORK LIFE MTN #TR0001 144A	5.375% 09/15/2013 DD 09/10/03	250,000	247,448
NEW YORK N Y CITY MUN WTR FIN	5.000% 06/15/2038 DD 12/11/07	100,000	92,608
NEW YORK N Y CITY MUN WTR FIN	5.000% 06/15/2037 DD 06/05/08	400,000	366,820
NEW YORK N Y CITY TRANSITIONAL	5.000% 01/15/2025 DD 06/18/08	400,000	385,056
NISSAY 2005 FUND GLOBAL	4.875% 08/09/2010 DD 08/09/05	225,000	224,640
NORFOLK SOUTHERN CORP BDS	7.700% 05/15/2017 DD 05/19/97	250,000	267,980
NORFOLK SOUTHN CORP SR NT	6.750% 02/15/2011 DD 02/06/01	500,000	505,805
NORTHRUP GRUMMAN CORP NT	7.125% 02/15/2011 DD 02/27/01	250,000	259,940
NORWEST FINL INC NTS	6.850% 07/15/2009 DD 07/17/97	115,000	116,118
NSTAR	NSTAR 8% 2/15/10	260,000	267,116
NORTHERN TRUST S&P 500 INDEX FUND	NORTHERN TRUST S&P 500 INDEX FUND	187,335	473,567,335
OAKMARK EQ & INC	OAKMARK EQ & INC	6,718,022	144,840,562
OAKMARK GLOBAL	OAKMARK GLOBAL	6,900,211	96,671,953

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
OPPHMR INTL SM CO Y	OPPHMR INTL SM CO Y	3,998,855	36,389,577
ORACLE CORP NT	4.950% 04/15/2013 DD 04/09/08	105,000	108,253
ORACLE CORP/OZARK HLDG INC	5.250% 01/15/2016 DD 01/13/06	250,000	254,528
PACIFIC GAS & ELEC CO SR NT	5.625% 11/30/2017 DD 12/04/07	250,000	256,048
PACIFIC LIFE GBL #SR00001 144A	3.750% 01/15/2009 DD 01/15/04	100,000	100,015
PACIFICORP 1ST MTG BD	6.900% 11/15/2011 DD 11/21/01	500,000	525,010
PECO ENERGY CO 1ST & REF MTG	5.350% 03/01/2018 DD 03/03/08	200,000	190,928
PEMEX FINANCE A/BKD	8.875% 15-NOV-2010 USD1000	474,667	483,899
PG&E	PACIFIC GAS & ELEC 6.25% 12/13	460,000	475,677
PHILIP MORRIS INTL INC NT	4.875% 05/16/2013 DD 05/16/08	965,000	967,760
PHILIP MORS INT	PHILIP MOR 4.875% 5/16/13	201,000	201,575
PIMCO TOTAL RETURN INST	PIMCO TOTAL RETURN INST	25,230,754	255,839,844
PNC FDG CORP SUB NT	5.250% 11/15/2015 DD 11/03/03	400,000	385,252
PORT TOWNSEND HLDGS CO INC COM	PORT TOWNSEND HLDGS CO INC COM	525	132,211
POTASH CORP OF SASKATCHEWAN	7.750% 05/31/2011 DD 05/21/01	540,000	562,410
PPG INDS INC NT	5.750% 03/15/2013 DD 03/18/08	260,000	257,124
PRINCIPAL LIFE INC FDG TR00001	3.200% 04/01/2009 DD 03/29/04	95,000	94,206
PRINCIPAL LIFE INCOME FUNDINGS	5.300% 04/24/2013 DD 04/24/08	565,000	529,252
PRINCIPAL LIFE INCOME FUNDINGS	5.300% 12/14/2012 DD 12/14/07	300,000	283,758
PRINCIPAL LIFE INCOME FUNDINGS	5.150% 06/17/2011 DD 06/18/08	225,000	210,076
PRINICPAL LIFE #TR 00007 144A	6.250% 02/15/2012 DD 02/20/02	100,000	99,375
PROCTER & GAMBLE CO NT	4.600% 01/15/2014 DD 12/18/08	1,000,000	1,047,900
PROCTER & GAMBLE ESOP DEB SR-A	9.360% 01/01/2021 DD 12/04/90	274,572	340,598
PROGRESS ENERGY	PROGRESS ENERGY 7.1% 3/01/11	758,000	751,276
PROGRESSIVE CORP OH FXD/VAR RT	VAR RT 06/15/2037 DD 06/21/07	1,500,000	737,370
PROTECTIVE LIFE SECD #TR00005	4.000% 10/07/2009 DD 10/07/04	300,000	290,088
PROTECTIVE LIFE SECS #TR00002	4.000% 04/01/2011 DD 04/07/04	225,000	202,851
PSE&G TRANSITION FDG 01-1 A-6	6.610% 06/15/2015 DD 01/31/01	430,000	438,647
PSEG PWR LLC SR NT	7.750% 04/15/2011 DD 10/15/01	40,000	39,954
PSEG PWR LLC SR NT	3.750% 04/01/2009 DD 03/30/04	95,000	94,764
PUBLIC SVC ELEC GAS CO SECD	5.300% 05/01/2018 DD 04/17/08	100,000	97,130
PUBLIC SVC ELEC GAS CO SECD ME	6.330% 11/01/2013 DD 12/02/08	380,000	386,775
*RAYTHEON COMPANY	RAYTHEON COMMON STOCK	28,491,226	1,454,192,175
REGENCY CTRS LP	REGENCY CTRS LP 5.875% 6/15/17	300,000	180,000
REGIONS BK BIRMINGHAM ALA MTN	3.250% 12/09/2011 DD 12/11/08	2,900,000	3,017,044
REPUBLIC N Y CORP SUB NT	9.700% 02/01/2009 DD 02/01/89	100,000	100,164
RESIDENTIAL ASS	RAMP 04-SL2 A1I 6.5 10/16	20,211	17,424
RESIDENTIAL FDG MTG 03-S12 4A5	4.500% 12/25/2032 DD 05/01/03	200,000	191,922
REYNOLDS AMERN INC SR SECD NT	6.750% 06/15/2017 DD 06/21/07	1,000,000	793,790
RIO TINTO FIN USA LTD GTD NT	5.875% 07/15/2013 DD 06/27/08	1,250,000	995,638
ROYAL BK CDA MONTREAL QUE SR	3.875% 05/04/2009 DD 04/29/04	190,000	191,053
ROYAL BK SCOTLAND GROUP PLC	VAR RT 03/31/2049 DD 10/04/07	900,000	358,452
SALOMON BROS MTG 03-UP2 PO-1	0.000% 12/25/2018 DD 07/01/03	25,216	20,791
SALT RIVER PROJ ARIZ AGRIC	5.000% 01/01/2038 DD 03/19/08	1,000,000	955,810
SBAP 2008-20B 1	5.160% 02/01/2028 DD 02/13/08	7,824,731	7,954,309
SBC COMMUN	SBC COMM GLBL 5.875% 2/01/12	2,950,000	3,005,944
SBC COMMUNICATIONS	5.100% 09/15/2014 DD 11/03/04	360,000	353,876
SBC COMMUNICATIONS INC	5.300% 11/15/2010 DD 11/14/05	1,000,000	1,016,480
SBC COMMUNICATIONS INC GBL NT	5.875% 02/01/2012 DD 02/01/02	750,000	764,220
SEMPRA ENERY SR NT	8.900% 11/15/2013 DD 11/20/08	400,000	403,868
SIEMENS NV 144A	5.750% 10/17/2016 DD 08/16/06	200,000	199,980

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
SIMON PPTY GROUP L P NT	5.625% 08/15/2014 DD 08/11/04	100,000	66,698
SIMON PROPERTY	SIMON PPTY GLB 5.375 6/1/11	980,000	828,227
SIMON PROPERTY	SIMON PROP GROUP 7.75% 1/20/11	95,000	86,280
SIMON PROPERTY	SIMON PROPERTY 4.875% 8/15/10	630,000	557,367
SIMON PROPERTY	SIMON PROPERTY 5.6% 9/1/11	590,000	466,100
SIMON PROPERTY	SIMON PROPERTY GR 4.6% 6/15/10	455,000	405,546
SIMON PROPERTY	SIMON PROPERTY GR 5.1% 6/15/15	365,000	240,900
SIMON PROPERTY GROUP LP	6.100% 05/01/2016 DD 05/15/06	50,000	31,951
SLM CORP MEDIUM TERM NTS BOOK	VAR RT 03/15/2011 DD 03/17/06	1,900,000	1,467,788
SLM CORP MTN # TR 00077	4.000% 01/15/2010 DD 12/20/04	300,000	271,557
SLM STUDENT LN TR 08 CL A	VAR RT 04/25/2023 DD 08/28/08	5,200,000	4,873,544
SMALL BUS ADMIN GTD 06-20L 1	5.120% 12/01/2026 DD 12/13/06	87,189	88,226
SMALL BUS CTF 2005-201	4.760% 09/01/2025 DD 09/14/05	11,587,707	11,658,334
SMALL BUSINESS ADMIN 04-20 F	5.520% 06/01/2024 DD 06/16/04	7,182,704	7,495,834
SMALL BUSINESS ADMIN 05-20E	4.840% 05/01/2025 DD 05/11/05	3,803,262	3,840,705
SMALL BUSINESS ADMIN 06-20F	5.820% 06/01/2026 DD 06/14/06	4,945,291	5,187,710
SMALL BUSINESS ADMIN 08-10B 1	5.725% 09/01/2018 DD 09/24/08	1,200,000	1,220,622
SMALL BUSINESS ADMIN GTD DEV	4.890% 12/01/2023 DD 12/17/03	4,708,293	4,775,245
SMALL BUSINESS ADMIN GTD DEV	6.220% 12/01/2028 DD 12/17/08	3,600,000	3,819,942
SOUTHERN CO SR NT SER 2007 A	5.300% 01/15/2012 DD 01/18/07	2,015,000	2,034,727
SOUTHWESTERNBELL TEL CO DEB	7.000% 07/01/2015 DD 07/01/93	255,000	266,447
SPECTRA ENERGY CAP LLC SR NT	6.200% 04/15/2018 DD 04/10/08	5,000,000	4,338,750
ST PAUL TRV	ST PAUL COS 8.125% 4/15/10	700,000	716,340
STATE STR SUB NT	7.650% 06/15/2010 DD 06/20/00	100,000	104,044
STRUCTURED ADJ RATE MTG LN TR	VAR RT 01/25/2035 DD 12/01/04	460,885	313,757
STRUCTURED ASSET 04-20 CL 1-A3	5.250% 11/25/2034 DD 10/01/04	315,488	297,458
SUNTRUST BK ATLANTA GA MEDIUM	7.250% 03/15/2018 DD 03/17/08	100,000	105,116
SUNTRUST BKS INC SR NT	6.000% 09/11/2017 DD 09/10/07	110,000	105,679
SUNTRUST BKS INC SR NT	5.250% 11/05/2012 DD 11/05/07	325,000	318,399
SWISS RE CAPITAL I LP GTD PERP	VAR RT 05/29/2049 DD 05/11/06	1,405,000	446,790
T. ROWE PRICE SMALL CAP STOCK	T. ROWE PRICE SMALL CAP STOCK	8,197,285	63,365,016
TARGET CORP NT	6.000% 01/15/2018 DD 01/17/08	600,000	580,932
TCW VALUE OPPS I	TCW VALUE OPPS I	2,237,498	26,178,727
TELE COMMUNICATIONS INC DEB	7.875% 08/01/2013 DD 08/03/93	600,000	616,932
TELECOM ITALI	TELECOM ITALIA 4% 1/15/10	430,000	395,600
TELECOM ITALIA CAP GTD SR NT	4.950% 09/30/2014 DD 09/30/05	400,000	304,500
TELECOM ITALIA CAP GTD SR NT B	5.250% 11/15/2013 DD 05/15/04	210,000	160,125
TELEFONICA EMI	TELEFONICA EMISI 5.855% 2/4/13	135,000	131,227
TELEFONICA EMISIONES S A U	VAR RT 06/19/2009 DD 06/20/06	1,900,000	1,839,409
TELEFONICA EMISIONES S A U SR	5.855% 02/04/2013 DD 07/02/07	1,000,000	972,050
TELEFONICA EMISIONES S A U SR	5.855% 02/04/2013 DD 07/02/07	560,000	544,348
TELEFONOS MEXI	TELEFONOS MEXICO 4.75% 1/27/10	715,000	721,291
TEXAS EAST	TEXAS EAST 7.3% 12/01/10	505,000	492,697
TEXAS EASTN TRANSMISSION CORP	7.300% 12/01/2010 DD 12/04/00	75,000	73,173
TEXAS ST TRANSN COMMN-MOBILITY	4.750% 04/01/2037 DD 02/28/08	200,000	185,620
TEXTRON FINL CORP MEDIUM TERM	5.400% 04/28/2013 DD 04/28/08	305,000	212,799
TEXTRON FINL CORP MTN #TR00641	5.125% 02/03/2011 DD 02/03/06	165,000	125,162
THOMSON REUTERS CORP GTD NT	5.950% 07/15/2013 DD 06/20/08	270,000	251,378
TIAA SEASONED COML 07-C4 CL A3	VAR RT 08/15/2039 DD 07/10/07	1,240,000	1,137,006
TIME WARNER CAB	TIME WARNER CAB 6.2% 7/01/13	1,000,000	945,895
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	300,000	274,065

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
TIME WARNER ENTMT CO LP SR DEB	8.375% 03/15/2023 DD 09/15/93	300,000	302,118
TIME WARNER ENTMT CO LP SR NT	10.150% 05/01/2012 DD 11/01/92	291,000	299,954
TRANSCANADA PIPELINES LTD NT	4.000% 06/15/2013 DD 06/12/03	175,000	160,647
TRANSOCEAN INC SR NT	5.250% 03/15/2013 DD 12/11/07	405,000	376,164
TRANSOCEAN LTD	TRANSOCEAN INC 5.25% 3/15/13	1,275,000	1,184,215
TRAVELERS COS INC SR NT	5.800% 05/15/2018 DD 05/13/08	55,000	52,984
TURNER EMERGING GROWTH	TURNER EMERGING GROWTH	4,885,754	151,311,798
U S DEPT VETERANS 02-3 J	6.000% 04/15/2009 DD 09/01/02	19,204	19,231
U S TREAS STRIP GENERIC TINT	02/15/2011	13,680,000	13,460,710
U S TREAS STRIP GENERIC TINT	08/15/2011	520,000	509,080
U S TREAS STRIP GENERIC TINT	02/15/2012	5,000,000	4,811,300
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2012 DD 02/15/85	3,600,000	3,415,356
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2013 DD 02/15/85	600,000	558,618
U S TREAS STRIP GENERIC TINT	02/15/2014	9,300,000	8,416,221
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2014 DD 02/15/85	300,000	266,310
U S TREAS STRIP GENERIC TINT	0.000% 02/15/2015 DD 02/15/85	900,000	771,885
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2012 DD 11/15/85	2,920,000	2,801,915
U S TREAS STRIP GENERIC TINT	11/15/2012	5,245,000	4,954,112
U S TREAS STRIP GENERIC TINT	05/15/2013	5,000,000	4,676,250
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2013 DD 11/15/85	200,000	184,648
U S TREAS STRIP GENERIC TINT	05/15/2014	4,550,000	4,073,024
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2014 DD 11/15/85	550,000	484,363
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2015 DD 11/29/85	1,000,000	849,770
U S TREAS STRIP GENERIC TINT	02/15/2016	250,000	207,288
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2016 DD 08/15/87	250,000	206,483
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2016 DD 12/11/90	300,000	242,520
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2017 DD 05/15/87	150,000	116,450
U S TREASURY BILL	DUE 02/12/2009 DD 08/14/2008	290,000	289,938
U S TREASURY BILL	0.000% 02/19/2009 DD 08/21/08	4,020,000	4,020,287
U S TREASURY BILL	0.000% 02/26/2009 DD 08/28/08	640,000	639,805
U S TREASURY BILL	DUE 06/04/2009 DD 06/05/08	600,000	599,322
U S TREASURY BOND	11.250% 02/15/2015 DD 02/15/85	3,000,000	4,551,330
U S TREASURY BOND	9.875% 11/15/2015 DD 11/15/85	1,100,000	1,639,259
U S TREASURY NOTE	2.625% 05/31/2010 DD 05/31/08	42,280,000	43,569,963
U S TREASURY NOTE	2.875% 06/30/2010 DD 06/30/08	29,140,000	30,178,257
U S TREASURY NOTE	1.250% 11/30/2010 DD 11/30/08	10,860,000	10,980,057
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	430,000	441,288
U S TREASURY NOTE	1.750% 11/15/2011 DD 11/15/08	1,075,000	1,099,859
U S TREASURY NOTE	6.000% 08/15/2009 DD 08/15/99	1,900,000	1,966,500
U S TREASURY NOTE	06.500% 02/15/2010 DD 02/15/00	14,800,000	15,790,934
U S TREASURY NOTE	4.000% 02/15/2014 DD 02/15/04	3,000,000	3,401,250
U S TREASURY NOTE	3.375% 10/15/2009 DD 10/15/04	500,000	512,208
U S TREASURY NOTE	3.625% 01/15/2010 DD 01/15/05	150,000	155,291
U S TREASURY NOTE	4.000% 04/15/2010 DD 04/15/05	2,000,000	2,097,420
U S TREASURY NOTE	4.750% 03/31/2011 DD 03/31/06	1,060,000	1,154,653
U S TREASURY NOTE	4.875% 04/30/2011 DD 04/30/06	5,000,000	5,483,200
U S TREASURY NOTE	5.125% 06/30/2011 DD 06/30/06	2,000,000	2,214,220
U S TREASURY NOTE	4.500% 09/30/2011 DD 09/30/06	4,000,000	4,390,320
U S TREASURY NOTE	4.625% 10/31/2011 DD 10/31/06	10,900,000	12,035,998
U S TREASURY NOTE	4.750% 01/31/2012 DD 01/31/07	3,000,000	3,337,500
U S TREASURY NOTE	1.750% 11/15/2011 DD 11/15/08	740,000	757,113

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
U S TREASURY NOTES	4.750% 02/28/2009 DD 02/28/07	350,000	352,611
U S TREASURY NOTES	4.500% 05/15/2010 DD 05/15/07	1,285,000	1,357,333
U S TREASURY NOTES	4.625% 07/31/2009 DD 07/31/07	2,875,000	2,947,436
U S TREASURY NOTES	3.125% 11/30/2009 DD 11/30/07	1,225,000	1,255,766
U S TREASURY NT STRIPPED	0.000% 11/15/2012 DD 11/15/02	5,420,000	5,198,322
U S TREASURY NTS	4.875% 05/31/2009 DD 05/31/07	1,440,000	1,467,900
U S TREASURY NTS	2.125% 04/30/2010 DD 04/30/08	32,225,000	33,005,490
UDR INC MTN BE	UDR INC MTN 5.5% 4/1/14	460,000	312,800
UNION PAC CORP NT	5.650% 05/01/2017 DD 04/18/07	100,000	95,933
UNION PAC CORP SR NT	4.875% 01/15/2015 DD 11/23/04	185,000	169,097
UNITED DOM RLTY	UNITED DOM RLTY 5.25 1/15/15	140,000	90,542
UNITED MEXICAN	MEXICO GOV GLB 6.375 1/16/13DT	2,000,000	2,100,000
UNITED MEXICAN STS MTN TR00011	6.625% 03/03/2015 DD 03/03/03	250,000	264,383
UNITED MEXICAN STS MTN TR00015	5.875% 01/15/2014 DD 10/14/03	350,000	357,875
UNITED MEXICAN STS TR# 00010	6.375% 01/16/2013 DD 01/16/03	205,000	215,250
UNITED PARCEL SVC INC	4.500% 01/15/2013 DD 01/15/08	1,080,000	1,114,063
UNITED PARCEL SVC INC SR NT	5.500% 01/15/2018 DD 01/15/08	325,000	347,146
UNITED STS DEPT VET 94-1 CL2ZB	6.500% 02/15/2024 DD 02/01/94	836,532	926,735
UNITED STS DEPT VET 98-1 2E	7.000% 09/15/2027	225,254	235,814
US TREAS-CPI INFLAT	2.000% 07/15/2014 DD 07/15/04	58,271,031	55,125,269
US TREAS-CPI INFLAT	2.375% 04/15/2011 DD 04/15/06	1,766,272	1,725,568
US TREAS-CPI INFLATION INDEX	3.875% 04/15/2029 DD 04/15/99	1,449,624	1,790,851
US TREAS-CPI INFLATION INDEX	3.000% 07/15/2012 DD 07/15/02	10,482,804	10,277,236
US TREAS-CPI INFLATION INDEX	1.875%007/15/2013 DD 07/15/03	50,013,768	47,102,717
US TREAS-CPI INFLATION INDEX	1.625% 01/15/2015 DD 01/15/05	1,021,131	947,257
US TREAS-CPI INFLATION INDEX	1.375% 07/15/2018 DD 07/15/07	1,808,053	1,691,515
USB CAP IX NORMAL INCOME TR	VAR RT 04/15/2049 DD 03/17/06	2,000,000	940,000
UST NOTES	USTN 1.125% 12/15/11	91,175,000	91,581,002
UST NOTES	USTN 1.25% 11/30/10	61,605,000	62,266,638
UST NOTES	USTN 1.75% 11/15/11	15,717,000	16,075,505
UST NOTES	USTN 3.125% 11/30/09	30,000,000	30,744,150
UST NOTES	USTN TII 2% 1/15/14	17,000,000	18,879,513
UST NOTES	USTN TII 2% 7/15/14	12,000,000	13,041,979
VANGUARD MORGAN GROWTH ADM	VANGUARD MORGAN GROWTH ADM	3,244,558	113,591,960
VANGUARD PRIMECAP ADM	VANGUARD PRIMECAP ADM	6,358,241	293,750,720
VANGUARD WINDSOR ADM	VANGUARD WINDSOR ADM	3,191,421	97,114,949
VERIZON COMMUNICATIONS INC NT	5.550% 02/15/2016 DD 02/15/06	600,000	586,212
VERIZON COMMUNICATIONS INC NT	5.350% 02/15/2011 DD 02/15/06	575,000	578,410
VERIZON COMMUNICATIONS INC NT	5.250% 04/15/2013 DD 04/04/08	700,000	702,681
VERIZON COMMUNICATIONS INC NT	5.500% 04/01/2017 DD 04/03/07	300,000	290,334
VERIZON FLA INC DEB SER F	6.125% 01/15/2013 DD 10/01/02	475,000	452,699
VERIZON MD INC DEB SER A	6.125% 03/01/2012 DD 02/25/02	700,000	685,804
VERIZON NEW ENG INC NT	4.750% 10/01/2013 DD 10/03/03	100,000	88,657
VERIZON VA INC DEB	4.625% 03/15/2013 DD 03/14/03	275,000	246,095
VERIZONC	VERIZON GLBL 7.25% 12/1/10	430,000	450,795
VERZION COMMUNICATIONS INC	4.350% 02/15/2013 DD 02/12/08	950,000	918,831
VIACOM INC SR NT	6.250% 04/30/2016 DD 04/12/06	4,000,000	3,315,560
VIACOM INC SR NT	VAR RT 06/16/2009 DD 09/18/06	1,000,000	981,150
VIRGINIA ELEC & PWR CO SR NT	6.350% 11/30/2037 DD 12/04/07	1,200,000	1,217,964
VIRGINIA ELEC & PWR CO SR NT	5.100% 11/30/2012 DD 12/04/07	1,045,000	1,021,613
VIRGINIA ELEC & PWR CO SR NT	5.950% 09/15/2017 DD 09/11/07	200,000	201,328

Raytheon Savings and Investment Plan

Schedule H Line 4i—Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
VIRGINIA ELEC & PWR CO SR NT	5.100% 11/30/2012 DD 12/04/07	300,000	293,286
VIRGINIA ELEC & PWR CO SR NT	5.400% 04/30/2018 DD 04/17/08	300,000	290,382
VODA AIR	VODAFONE GRP 7.75% 2/15/10 DT	345,000	352,595
VODAFONE	VODAFONE GLBL 5% 12/16/13	265,000	254,923
VODAFONE	VODAFONE GRP PLC 5.5% 6/15/11	655,000	652,806
VODAFONE GROUP PLC	5.000% 09/15/2015 DD 08/08/05	405,000	371,385
WACHOVIA AUO TR 06 A A3	5.350% 02/22/2011 DD 06/23/06	16,988	16,959
WACHOVIA BK COM	WBCMT 05-C16 APB 4.692% 10/41	325,000	253,683
WACHOVIA BK COML MTG 04-C15 A2	4.039% 10/15/2041 DD 11/01/04	500,000	484,650
WACHOVIA BK NATL ASSN #SB00005	5.600% 03/15/2016 DD 03/09/06	100,000	92,951
WACHOVIA CORP 2ND NEW NT	3.625% 02/17/2009 DD 02/06/04	755,000	751,905
WALMART STORES INC NT	4.550% 05/01/2013 DD 04/29/03	1,700,000	1,760,061
WAMU MTG P/T 04-S3 MTG 2-A-3	VAR RT 07/25/2034 DD 06/25/04	271,613	230,866
WAMU MTG P/T CTF 04-AR3 A2	VAR RT 06/25/2034 DD 04/01/04	238,578	168,703
WAMU MTG PASS T	WAMU 04-AR7 A6 CSTR 7/34	120,000	117,613
WAMU MTG PASS THROUGH 03-AR8 A	VAR RT 08/25/2033 DD 07/01/03	34,088	31,450
WASHINGTON MUT FIN CORP SR NT	6.875% 05/15/2011 DD 05/24/01	350,000	333,578
WASHINGTON REAL	WASHINGTON REIT 5.95% 6/15/11	290,000	208,950
WBCMT 07 C31	WBCMT 2007-C31 A1 5.14% 4/47	171,717	161,539
WBCMT 2007-C30	WBCMT 2007-C30 A5 5.342 12/43	605,000	430,071
WEATHERFORD INT	WEATHERFORD INTL 4.95 10/15/13	640,000	556,794
WELLS FARGO & CO NEW NT	3.125% 04/01/2009 DD 03/24/04	220,000	220,365
WELLS FARGO & CO NEW NT	4.200% 01/15/2010 DD 12/06/04	125,000	125,388
WELLS FARGO & CO NEW SR NT	5.250% 10/23/2012 DD 10/23/07	1,000,000	1,018,540
WELLS FARGO & CO NEW SUB NT	6.375% 08/01/2011 DD 07/31/01	100,000	102,072
WELLS FARGO & CO NEW SUB NT	5.000% 11/15/2014 DD 11/06/02	235,000	232,043
WELLS FARGO & CO NEW SUB NT	4.950% 10/16/2013 DD 10/16/03	250,000	244,070
WELLS FARGO & CO SR NT	5.300% 08/26/2011 DD 08/29/06	100,000	101,409
WELLS FARGO BK NATL ASSN SUB	4.750% 02/09/2015 DD 02/07/05	315,000	318,840
WELLS FARGO FINL INC NT	6.125% 04/18/2012 DD 04/18/02	1,000,000	1,007,850
WELLS FARGO MTG 03-1 CL 1A1	4.500% 02/25/2018 DD 02/01/03	361,702	356,566
WELLS FARGO MTG 03-11 CL 1A11	4.750% 10/25/2018 DD 09/01/03	251,883	249,757
WELLS FARGO MTG 03-16 CL 2A1	4.500% 12/25/2018 DD 11/01/03	542,079	528,234
WELLS FARGO MTG 04-7 CL 2A1	4.500% 07/25/2019 DD 06/01/04	680,721	661,491
WELLS FARGO MTG 05 AR10 IIA17	VAR RT 04/25/2009 DD 05/01/05	585,000	573,990
WELLS FARGO MTG 05-AR10 2A4	VAR RT 06/25/2035 DD 05/01/05	171,743	168,884
WELLS FARGO MTG BACKED II-A-1	VAR RT 09/25/2034 DD 08/01/04	240,428	175,048
WELLS FARGO MTG BKD 03-K IA2	VAR RT 11/25/2033 DD 10/01/03	363,181	282,907
WELLS FARGO MTG BKD 04EE IIIA1	VAR RT 01/25/2035 DD 12/01/04	418,525	345,015
WELLS FARGO MTG BKD 2003 17	5.500% 01/25/2034 DD 12/01/03	176,158	177,518
WELLSFARGO	WELLS FARGO 5.25% 10/23/12	900,000	916,682
WESTERN OIL SANDS INC	8.375% 05/01/2012 DD 04/23/02	200,000	190,928
WFMBS 05 AR10	WFMBS 05-AR10 2A2 CSTR 6/35	546,716	416,305
WFMBS 05 AR12	WFMBS 05-AR12 2A6 CSTR 7/35	57,491	43,622
WFMBS 05 AR3	WFMBS 05-AR3 2A1 CSTR 3/35	100,361	76,361
WFMBS 05 AR4	WFMBS 05-AR4 2A2 CSTR 4/35	476,121	366,264
WFS FINL 2005 1 OWNER A-4	3.870% 08/17/2012 DD 01/28/05	321,684	310,219
WILL CNTY ILL CMNTY HIGH SCH	ZEROCPN 01/01/2021 DD 05/08/06	600,000	330,792
WORLD OMNI	WOART 06-A A3 5.01 10/10	28,400	28,387
WORLD OMNI AUTO RECBLS 06-B A3	5.150% 11/15/2010 DD 09/20/06	331,771	330,367
WORLD SVGS BK FSG NT	4.500% 06/15/2009 DD 06/02/04	250,000	249,138

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/Units/Principal	Current Value
WYETH NT	STEP 03/15/2013 DD 02/14/03	150,000	153,017
XEROX CORP NT	VAR RT 12/18/2009 DD 08/18/06	700,000	647,115

			8,874,338,749

Adjustment from fair value to contract value for interest in fully benefit-responsive investment contracts			14,945,962

			$8,889,284,711

*	Party In Interest

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Raytheon Savings and Investment Plan has duly caused this report to be signed by the undersigned hereunto duly authorized.

RAYTHEON SAVINGS AND INVESTMENT PLAN

Date: June 25, 2009	By:	/s/ Michael J. Wood

Michael J. Wood
Vice President and Chief Accounting Officer Raytheon Company

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.